                                                                     EXHIBIT XII

                       ASSET AND EQUITY PURCHASE AGREEMENT

                          Dated as of October 10, 2002

                                      among

                         ADVANCED TISSUE SCIENCES, INC.,

                              ATS DERMAGRAFT, INC.,

                             ATS ORTHOPEDICS, INC.,

                           SMITH & NEPHEW SNATS, INC.

                                       and

                          T. J. SMITH & NEPHEW LIMITED

                                TABLE OF CONTENTS

                                                                           Page

ARTICLE I  DEFINITIONS .....................................................  2
        1.1.  Definitions ..................................................  2

ARTICLE II  PURCHASE AND SALE .............................................. 11
        2.1.  Purchase and Sale of Equity Interests ........................ 11
        2.2.  Purchased Assets ............................................. 11
        2.3.  Excluded Assets .............................................. 13
        2.4.  Assumed Liabilities .......................................... 14
        2.5.  Excluded Liabilities ......................................... 15
        2.6.  Assignments; Cure Amounts .................................... 15
        2.7.  Assignment to Buyer Affiliates ............................... 15

ARTICLE III  PURCHASE PRICE ................................................ 15
        3.1.  Purchase Price ............................................... 15
        3.2.  Allocation of Purchase Price ................................. 17

ARTICLE IV  CLOSING ........................................................ 17
        4.1.  Closing Date ................................................. 17
        4.2.  Payment on the Closing Date .................................. 17
        4.3.  Buyer's Additional Deliveries ................................ 18
        4.4.  Seller's Deliveries .......................................... 19

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF SELLERS ....................... 21
        5.1.  Organization of Sellers; Subsidiaries ........................ 21
        5.2.  Equity Interests ............................................. 21
        5.3.  Authority of Sellers ......................................... 21
        5.4.  Financial Information ........................................ 22
        5.5.  Absence of Certain Changes or Events ......................... 23
        5.6.  Availability of Assets ....................................... 23
        5.7.  Governmental Permits and Compliance .......................... 24
        5.8.  Leased Real Property ......................................... 24
        5.9.  Personal Property ............................................ 25
        5.10.  Intellectual Property ....................................... 25
        5.11.  Title to Property ........................................... 27
        5.12.  Employees and Related Agreements ............................ 27
        5.13.  Employee Relations .......................................... 27
        5.14.  ERISA and Related Matters ................................... 27
        5.15.  Contracts ................................................... 28
        5.16.  Status of Contracts ......................................... 29
        5.17.  No Litigation or Regulatory Action .......................... 30
        5.18.  Environmental Matters ....................................... 30

      5.19.  Suppliers ...............................................................32
      5.20.  Product Liabilities .....................................................32
      5.21.  Taxes ...................................................................32
      5.22.  Regulatory Matters ......................................................33
      5.23.  No Finder ...............................................................33
      5.24.  Closing Date ............................................................33

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER AND TJS&N .........................34
      6.1.   Organization of Buyer and TJS&N .........................................34
      6.2.   Authority of Buyer and TJS&N ............................................34
      6.3.   No Finder ...............................................................35

ARTICLE VII ACTION PRIOR TO THE CLOSING DATE .........................................35
      7.1.   Investigation of the Business by Buyer ..................................35
      7.2.   Preserve Accuracy of Representations and Warranties .....................35
      7.3.   Consents of Third Parties; No Seller Defaults; Governmental Approvals ...36
      7.4.   Operations Prior to the Closing Date ....................................37
      7.5.   Notification of Certain Matters .........................................37
      7.6.   Insurance ...............................................................37
      7.7.   New Contracts and Other Assets ..........................................38
      7.8.   Ethicon Agreement .......................................................38
      7.9.   Bankruptcy Court Approvals ..............................................38
      7.10.  Delivery of Disclosure Schedule .........................................38
      7.11.  Agreements Relating to DermEquip Loan ...................................38
      7.12.  Efforts to Agree to Certain Contracts ...................................39
      7.13.  Termination of Current Agreements .......................................40
      7.14.  Dermagraft JV Loan to ATS ...............................................41
      7.15.  Cessation of Operations of the SNATS Partnership ........................41
      7.16.  Real Property Lease .....................................................42

ARTICLE VIII ADDITIONAL AGREEMENTS ...................................................42
      8.1.   Covenant Not to Compete or Solicit Business .............................42
      8.2.   Taxes ...................................................................43
      8.3.   Discharge of Liabilities ................................................44
      8.4.   Employees and Employee Benefit Plans ....................................44
      8.5.   Reimbursed Expenses .....................................................46
      8.6.   Administrative Claims ...................................................47

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER ..............................47
      9.1.   No Misrepresentation or Breach of Covenants and Warranties ..............47
      9.2.   No Changes or Destruction of Property ...................................47
      9.3.   No Restraint or Litigation ..............................................47
      9.4.   Bankruptcy Court Order ..................................................47
      9.5.   Necessary Governmental Approvals ........................................48
      9.6.   Necessary Consents ......................................................48
      9.7.   Deliveries ..............................................................48
      9.8.   Disclosure Schedule .....................................................48

      9.9.   Real Property Lease .....................................................48

ARTICLE X CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS .............................48
      10.1.  No Misrepresentation or Breach of Covenants and Warranties ..............48
      10.2.  No Restraint or Litigation ..............................................49
      10.3.  Bankruptcy Court Order ..................................................49
      10.4.  Necessary Governmental Approvals ........................................49
      10.5.  Deliveries ..............................................................49
      10.6.  Real Property Lease Termination .........................................49

ARTICLE XI TERMINATION ...............................................................49
      11.1.  Termination .............................................................49
      11.2.  Notice of Termination ...................................................50
      11.3.  Effect of Termination ...................................................50

ARTICLE XII GENERAL PROVISIONS .......................................................50
      12.1.  Survival of Obligations; Indemnity ......................................50
      12.2.  Confidential Nature of Information ......................................51
      12.3.  No Public Announcement ..................................................51
      12.4.  Notices .................................................................51
      12.5.  Successors and Assigns; No Third Party Beneficiaries ....................52
      12.6.  Access to Records after Closing .........................................53
      12.7.  Entire Agreement; Amendments; Disclosure Schedule .......................53
      12.8.  Interpretation ..........................................................53
      12.9.  Waivers .................................................................54
      12.10. Expenses ................................................................54
      12.11. Partial Invalidity ......................................................54
      12.12. Execution in Counterparts ...............................................54
      12.13. Further Assurances ......................................................54
      12.14. Governing Law ...........................................................55
      12.15. Resolution of Disputes ..................................................55

SECTIONS TO THE DISCLOSURE SCHEDULE

1.1(a)       Sellers' Knowledge
2.2(b)       Personal Property
2.2(c)       Contracts
2.2(d)       Personal Property Leases
2.2(e)       Lease Agreements
2.2(f)       Governmental Permits
2.2(g)       Intellectual Property
2.2(i)       Software and Related Contracts
2.2(A)       Cartilage Assets
2.2(B)       Certain Torrey Pines Assets
5.1          Organization of Sellers; Subsidiaries
5.2          Equity Interests
5.3          Authority of Sellers
5.4          Financial Information
5.5          Absence of Certain Changes or Events
5.6          Availability of Assets
5.7          Governmental Permits and Compliance
5.8          Leased Real Property
5.9          Personal Property
5.10         Intellectual Property
5.11         Title to Property
5.12         Employees and Related Agreements
5.13         Employee Relations
5.14         ERISA and Related Matters
5.15         Contracts
5.16         Status of Contracts
5.17         No Litigation or Regulatory Action
5.18         Environmental Matters
5.19         Suppliers
5.20         Product Liabilities
5.21         Taxes
5.22         Regulatory Matters
5.24         Buyer's Knowledge
7.4          Certain Employees
8.4(a)       Offeree Employees


EXHIBITS

Exhibit A    Bidding Procedures

                       ASSET AND EQUITY PURCHASE AGREEMENT

             ASSET AND EQUITY PURCHASE AGREEMENT, dated as of October 10, 2002 (this "Agreement"), among Advanced Tissue Sciences, Inc., a Delaware corporation ("Parent"), ATS Dermagraft, Inc., a California corporation ("ATS Dermagraft"), ATS Orthopedics, Inc., a California corporation ("ATS Orthopedics" and, together with Parent and ATS Dermagraft, "Sellers"), Smith & Nephew SNATS, Inc., a Delaware corporation ("Buyer"), and T. J. Smith & Nephew Limited, a United Kingdom company ("TJS&N").

             WHEREAS, Buyer and ATS Dermagraft are (i) the only two partners or equity participants in Dermagraft Joint Venture, a Delaware general partnership ("Dermagraft JV"), and (ii) the only two members or equity participants in DermEquip, L.L.C., a Delaware limited liability company ("DermEquip");

             WHEREAS, Buyer and Parent and certain of Parent's Affiliates are engaged, through Dermagraft JV and DermEquip, in the business of developing, manufacturing, marketing and selling Dermagraft(R), TransCyte(R) and other products developed from the same technology for the medical care and treatment of skin tissue wounds on humans, including diabetic foot ulcers, pressure ulcers, venous ulcers, burns (partial thickness and full thickness), cosmetic surgery for skin tissue defects or post-surgical skin tissue or post-trauma skin tissue rehabilitation (but not cosmetic surgery for the enhancement of normal skin tissue (e.g., chemical peels and laser resurfacing)) and ostomy applications (the "Business");

             WHEREAS, Buyer and ATS Orthopedics are the only two partners or equity participants in Advanced Tissue Sciences - Smith & Nephew, a Delaware general partnership ("SNATS Partnership");

             WHEREAS, Buyer and Parent and certain of Parent's Affiliates are engaged, through SNATS Partnership, in the business of developing, and potentially manufacturing, marketing and selling cartilage based tissue modification, repair or replacement products for use in the repair or replacement of tissue attached to and/or part of the musculoskeletal system (the "Cartilage Business");

             WHEREAS, Parent and certain of its Affiliates intend to file voluntary petitions for relief with the Bankruptcy Court under Chapter 11 of the Bankruptcy Code (the "Filing");

             WHEREAS, Sellers desire to sell or cause to be sold to Buyer, and Buyer desires to purchase, subject to the approval of the Bankruptcy Court pursuant to Section 363 of the Bankruptcy Code, all of ATS Dermagraft's and any of its Affiliates' interests in the Dermagraft JV, all of ATS Dermagraft's and any of its Affiliates' membership interests in DermEquip, certain of the assets used or held for use in the Cartilage Business and substantially all of the other assets used in or held for use in or related to the Business, together with Buyer assuming certain liabilities related thereto, all on the terms and subject to the conditions set forth herein; and

             WHEREAS, Buyer and Sellers have executed the Loan Agreement, pursuant to which Buyer will lend up to $5,000,000 to Parent, as debtor-in-possession, subject to the conditions set forth in and in accordance with the terms of the Loan Agreement.

             NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Sellers, ATS Orthopedics, Buyer and TJS&N as follows:


                                   ARTICLE I

                                   DEFINITIONS

      1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

             "Action" means any legal action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

             "Affected Employee" has the meaning specified in Section 8.4(e).

             "Affiliate" means, with respect to any Person, any other
Person that directly or indirectly controls, is controlled by or is under common control with such Person.

             "Agreement" has the meaning specified in the first paragraph.

             "Allocation Schedule" has the meaning specified in Section 3.2.

             "Ancillary Documents" means the Loan Agreement, Instrument of Assignment, Instrument of Assumption, Disclosure Schedule, Assignment of Patents, Assignment of Trademarks, Manufacturing and Supply Agreement, ATS Intellectual Property License Agreement, ATS Primary Assets Agreement, Business Primary Assets Agreement, Termination Agreement Relating to Current Agreements, Waiver and Release Agreement, SNATS Revised Agreement, Contribution Termination Agreement, Dermagraft JV Loan Termination Documentation, Business Intellectual Property License Agreement and Transition Services Agreement.

             "Assignment of Patents" has the meaning specified in Section
4.4(p).

             "Assignment of Trademarks" has the meaning specified in Section 4.4(p).

             "Assumed Liabilities" has the meaning specified in Section 2.4.

             "ATS Business" means any business engaged in by Sellers or their Affiliates on or prior to the date hereof other than the Business and the Cartilage Business.

             "ATS Dermagraft" has the meaning specified in the first paragraph.

             "ATS Dermagraft Loan" has the meaning specified in Section 7.14.

             "ATS Intellectual Property License Agreement" has the meaning specified in Section 7.12(b).

             "ATS Orthopedics" has the meaning specified in the first paragraph.

             "ATS Primary Assets" means any assets (other than Intellectual Property) primarily used or held for use in or related to the ATS Business that are also used or held for use in or related to the Business.

             "ATS Primary Assets Agreement" has the meaning specified in
Section 7.12(d).

             "Auction" means the auction conducted pursuant to the Sale Procedures Order.

             "Award" shall have the meaning specified in Section 12.15.

             "Bank" has the meaning specified in Section 7.11.

             "Bankruptcy Code" means 11 U.S.C.(S)(S) 101 et seq.

             "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of California or any other court of competent jurisdiction agreed to by Buyer and Sellers.

             "Bankruptcy Court Order" means a final, non-appealable order of the Bankruptcy Court, in form and substance reasonably satisfactory to Buyer, approving this Agreement and the Ancillary Documents, and authorizing, pursuant to all applicable sections of the Bankruptcy Code, all of the transactions and agreements contemplated hereby and thereby, which order shall not have been stayed, vacated or otherwise rendered ineffective, and with respect to which no appeal shall be pending and all applicable periods for appeal shall have expired, and which includes the following provisions:

             (i) a finding that the Equity Interests and the Purchased Assets are property of Sellers' estates within the meaning of Section 541 of the Bankruptcy Code;

             (ii) a finding that all parties in interest, including each person or entity known to Sellers to have any ownership interest in or lien on the Equity Interests or the Purchased Assets, have been given proper and adequate notice of the motion seeking entry of the Bankruptcy Court Order and of the hearing on the motion;

             (iii) approval of each Seller's assumption and assignment to Buyer of the Seller Agreements, and Buyer's assumption of the Assumed Liabilities, in accordance with Section 365 of the Bankruptcy Code;

             (iv) a provision that authorizes the sale of (A) the Purchased Assets to Buyer free and clear of all Encumbrances and Interests (other than Permitted Encumbrances and

Assumed Liabilities) and (B) the Equity Interests to Buyer free and clear of all Encumbrances and Interests; and

             (v) a finding that Buyer has acted in good faith within the meaning of Section 363(m) of the Bankruptcy Code.

             "Bankruptcy Proceedings" means the proceedings in the Bankruptcy Court involving Sellers.

             "Bidding Procedures" means the bidding procedures set forth in Exhibit A.

             "Budget" has the meaning specified in Section 5.4.

             "Business" has the meaning specified in the second recital.

             "Business Intellectual Property License Agreement" has the meaning specified Section 7.12(c).

             "Business Primary Assets" means any assets (other than Intellectual Property) primarily used or held for use in or relating to the Business that are also used or held for use in or related to the ATS Business.

             "Business Primary Assets Agreement" has the meaning specified in Section 7.12(e).

             "Buyer" has the meaning specified in the first paragraph.

             "Buyer Group Member" means Buyer and its Affiliates and their respective successors and assigns.

             "Buyer Parent" has the meaning specified in Section 7.11.

             "Cartilage Assets" means (i) all of the machinery, equipment, appliances, tools, spare parts, accessories, furniture and other personal property and (ii) Intellectual Property, in each case of Sellers (and their Affiliates, as the case may be) used or held for use in or relating to the Cartilage Business, wherever located and as the same shall exist on the Closing Date, including those listed or referred to in Section 2.2(A) of the Disclosure Schedule; provided that if the net book value of the assets described in clause
(i) exceeds $100,000, then Parent and Buyer shall agree as to the appropriate consideration, if any, for such excess assets or make other mutually acceptable arrangements.

             "Cartilage Business" has the meaning specified in the fourth recital.

             "Cash Consideration" has the meaning specified in Section
3.1(a)(i).

             "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.(S)(S) 9601 et seq.

             "Closing" means the closing of the transactions contemplated by this Agreement.

     "Closing Date" has the meaning specified in Section 4.1.

     "Closing Inventory Value" has the meaning specified in Section 3.1(c)(iv).

     "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.

     "Code" means the Internal Revenue Code of 1986.

     "Contracts" means all contracts, agreements, leases, subleases, licenses, sublicenses, permits, evidences of indebtedness, mortgages, indentures, notes, bonds, concessions, franchises, security agreements, joint settlement agreements, commitments, indemnities, assignments, understandings and arrangements, whether written or oral.

     "Contribution Termination Agreement" has the meaning specified in Section 7.11.

     "Copyrights" means United States and foreign copyrights, copyrightable works mask works, whether registered or unregistered, and pending applications to register the same.

     "Court Order" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

     "Current Lease" has the meaning specified in Section 7.16.

     "Dermagraft JV" has the meaning specified in the first recital.

     "Dermagraft JV Interests" means any and all partnership, equity, economic or other rights or interests in or to Dermagraft JV held or owned, of record or beneficially, by ATS Dermagraft or any of its Affiliates.

     "Dermagraft JV Loan Termination Documentation" has the meaning specified in
Section 7.14.

     "DermEquip" has the meaning specified in the first recital.

     "DermEquip Interests" means any membership, equity, economic or other rights or interests in or to DermEquip held or owned, of record or beneficially, by ATS Dermagraft or any of its Affiliates.

     "Disclosure Schedule" means the written information responsive or required pursuant to each Section of this Agreement which references the "Disclosure Schedule".

     "Dispute" has the meaning specified in Section 12.15.

     "Domain Names" is any alphanumeric designation registered with or assigned by a domain name registrar, registry, or domain name registration authority as part of an electronic address on the Internet. A Domain Name may or may not also be a Trademark.

     "Employee" has the meaning specified in Section 5.12(a).

     "Encumbrance" means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, license, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind or nature, and any easement, charges, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

     "Environmental Encumbrance" means an Encumbrance in favor of any Governmental Authority for (i) any liability under any Environmental Law, or
(ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of Hazardous Materials into the environment.

     "Environmental Law" means all Requirements of Law derived from or relating to all federal, state and local laws or regulations relating to or addressing the environment, health or safety, including CERCLA, OSHA and RCRA and any state equivalent thereof.

     "Equity Interests" means the Dermagraft JV Interests and the DermEquip Interests.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" means any entity which is treated as a single employer with Sellers pursuant to Section 414 of the Code.

     "Ethicon" has the meaning specified in Section 7.8.

     "Ethicon Agreement" has the meaning specified in Section 7.8.

     "Excluded Assets" has the meaning specified in Section 2.3.

     "Excluded Liabilities" has the meaning specified in Section 2.5.

     "Facilities" means any plant, building, facility, structure, underground storage tank, equipment or unit, or other assets owned, leased or operated by any Seller or any of their respective Affiliates and used in the conduct of the Business.

     "FDA" means the United States Food and Drug Administration.

     "Filing" has the meaning specified in the fifth recital.

     "Governmental Authority" means any foreign, federal, state, local or other government, governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal, or judicial or arbitral body, including the FDA.

     "Governmental Permits" has the meaning specified in Section 5.7(a).

     "Guaranty" has the meaning specified in Section 7.11.

     "Hazardous Materials" means any waste, pollutant, hazardous or toxic substance or waste, petroleum-based substance or waste, special waste or any constituent of any such substance or waste, as the same are defined in, or for which standards of care are imposed pursuant to, Environmental Laws.

     "Instrument of Assignment" means the Instrument of Assignment in form and substance reasonably acceptable to each of Buyer and Parent.

     "Instrument of Assumption" means the Instrument of Assumption in form and substance reasonably acceptable to each of Buyer and Parent.

     "Intellectual Property" means Copyrights, Patents, Trademarks, Trade Secrets and Domain Names and all Contracts that relate or pertain to any of the foregoing.

     "Interest" means any claim defined in Section 101(5) of the Bankruptcy Code, as well as any other claim, judgment, demand, confidentiality restriction, option, right of first refusal, right to any equitable remedy and restrictions of any kind or nature.

     "Inventory" has the meaning specified in Section 2.2(a).

     "Inventory Amount" has the meaning specified in Section 3.1(c)(iv).

     "IRS" means the Internal Revenue Service.

     "knowledge" means, with respect to Sellers, as to a particular matter, the actual knowledge of the Persons set forth on Section1.1(a) of the Disclosure Schedule after reasonable investigation.

     "Lease Agreement" has the meaning specified in Section 7.16.

     "Lease Amount" has the meaning specified in Section 3.1(b)(iv).

     "Leased Real Property" has the meaning specified in Section 5.8.

     "Lease Termination Agreement" has the meaning specified in Section 7.16.

     "Lessor" has the meaning specified in Section 7.16.

     "Loan Agreement" means that certain Loan and Security Agreement, by and between Buyer and Sellers, dated as of the date hereof, including all exhibits, schedules and appendices thereto.

     "Manufacturing and Supply Agreement" has the meaning specified in Section 7.12(a).

     "Material Adverse Effect" means any fact, condition, change or event that could reasonably be expected to, individually or in the aggregate, materially and adversely affect the Equity Interests, the Purchased Assets or the operations, financial condition or prospects of the Business, taken as a whole, except to the extent that any such fact, condition, change or event results from or arises out of (i) changes in general economic conditions or (ii) changes affecting the industry in which the Business operates generally.

     "Medical Product Regulatory Authority" means any Governmental Authority that is concerned with the safety, efficacy, reliability, manufacture, sale or marketing of medical products, including the FDA.

     "Milestone Payments" has the meaning as defined in that certain U.S. License Agreement, dated as of April 29, 1996, between ATS Dermagraft and Dermagraft JV (as the successor in interest to Dermagraft U.S.) and that certain International License Agreement, dated as of April 29, 1996, among ATS Dermagraft, TJS&N and Dermagraft JV (as the successor in interest to Dermagraft International), including any amendments or modifications to such license agreements or other agreements related thereto, as well as any payments related thereto or of a similar nature pursuant to any other agreement.

     "MIT" means the Massachusetts Institute of Technology, a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts.

     "MIT Licenses" means (i) that certain Massachusetts Institute of Technology License Agreement dated as of July 24, 1992 by and between MIT and Parent and
(ii) that certain Massachusetts Institute of Technology License Agreement dated as of February 15, 1994 by and between MIT and Parent, each as amended or supplemented from time to time.

     "OSHA" means the Occupational Safety and Health Act, 29 U.S.C.(s)(s) 651 et seq.

     "Owned Software" has the meaning specified in Section 5.10(g).

     "Parent" has the meaning specified in the first paragraph.

     "Patents" means United States and foreign patents, patent applications, provisional applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable or reduced to practice) or improvements thereto (such patent disclosures, inventions and improvements include only those made prior to the Closing Date).

     "Permitted Encumbrances" means (a) liens for Taxes and other governmental charges and assessments arising in the ordinary course of the Business that are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of the Business for sums not yet due and payable, and (c) other non-monetary liens, restrictions, covenants, easements, rights of way or imperfections on property that do not interfere with, and are not violated by, the consummation of the transactions contemplated by this Agreement, and that do not in any manner impair the marketability of, or detract from the value of or impair the existing use of the property affected by such lien or imperfection.

     "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

     "Purchase Price" has the meaning specified in Section 3.1(a).

     "Purchased Assets" has the meaning specified in Section 2.2.

     "RCRA" means the Resource Conservation and Recovery Act, 42
U.S.C.(s)(s) 6901 et seq.

     "Reimbursed Expenses" has the meaning specified in Section 8.5(a).

     "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials into the indoor or outdoor environment or into or out of any of the Facilities, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or Facilities.

     "Remedial Action" means actions required to (a) clean up, remove, treat or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent the Release or threatened Release or minimize the further Release of Hazardous Materials; or (c) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

     "Representatives" means with respect to any Person such Person and its officers, employees, agents, counsel, accountants, financial advisors, consultants and other representatives.

     "Requirements of Law" means any foreign, federal, state and local laws, statutes, regulations, rules, codes, ordinances or requirements enacted, adopted, issued or promulgated by any Governmental Authority (including those pertaining to electrical, building, zoning, subdivision, land use, environmental and occupational safety and health requirements), or common law.

     "Retained Patent" has the meaning specified in Section 2.2(g).

     "Sale Approval Order" has the meaning specified in the Bidding Procedures.

     "Sale Motion" means a motion filed with the Bankruptcy Court seeking entry of the Sale Procedures Order.

     "Sale Procedures Order" means a final, non-appealable order entered by the Bankruptcy Court setting forth the procedures for the sale of the Equity Interests and the Purchased Assets and making provision for the payment of the Reimbursed Expenses substantially similar to the provisions of the Bidding Procedures; provided, however, that the amount of Reimbursed Expenses provided for in such order shall not exceed $300,000 and shall be paid in accordance with the Sale Procedures Order or this Agreement, as applicable.

     "Sellers" has the meaning specified in the first paragraph.

     "Seller Agreements" means each of the Contracts referred to in Sections 2.2(c), 2.2(d), 2.2(e), 2.2(g) and 2.2(i), excluding any such Contracts that are excluded pursuant to the final paragraph of Section 2.2.

          "Sellers' Benefit Plans" has the meaning specified in Section 5.14(b).

          "Seller Group Member" means Sellers and their Affiliates and their respective successors and assigns.

          "Settlement Amount" has the meaning specified in Section 3.1(c)(iv).

          "SNATS Partnership" has the meaning specified in the third recital.

          "SNATS Partnership Agreement" has the meaning specified in Section
7.15.

          "SNATS Revised Agreement" has the meaning specified in Section 7.15.

          "Software" means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation, technical manuals and materials, whether in source code, object code or human readable form and any licenses or rights with respect to the foregoing.

          "Successful Bidder" has the meaning specified in Section 8.5(a)(i).

          "Tax" means (i) any federal, state, local or foreign net income, alternative or add-on minimum, ad valorem, value-added, gross income, gross receipts, windfall profits, severance, production, environmental, property, sales, use, transfer, stamp, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority; and
(ii) any liability of any Seller for the payment of amounts of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of any Seller under any Tax sharing arrangement or Tax indemnity agreement.

          "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

          "Termination Agreement Relating to Current Agreements" has the meaning specified in Section 7.13.

          "TJS&N" has the meaning specified in the first paragraph.

          "Trade Secrets" means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, product specifications, supplier lists or other proprietary information.

          "Trademarks" means United States, state and foreign trademarks, service marks, logos, trade dress, trade names and Domain Names (including all assumed or fictitious names under which the Business has been conducted), whether registered or unregistered and pending applications to register the foregoing.

          "Transfer Taxes" has the meaning specified in Section 8.2(b).

          "Transferred Employees" has the meaning specified in Section 8.4(a).

          "Transition Services Agreement" has the meaning specified in Section 7.12(f).

          "Waiver and Release Agreement" has the meaning specified in Section 7.12(g).

          "WARN Act" has the meaning specified in Section 8.4(e).

                                   ARTICLE II

                                PURCHASE AND SALE

     2.1. Purchase and Sale of Equity Interests. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase, free and clear of all Encumbrances and Interests, all right, title and interest of Sellers (and their Affiliates, as the case may be) in, to, and under the Equity Interests.

     2.2. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase, free and clear of all Encumbrances and Interests (except for Permitted Encumbrances and Assumed Liabilities), the Cartilage Assets and all of the assets of Sellers (and their Affiliates, as the case may be) of every kind and description, wherever located, personal or mixed, tangible or intangible, used or held for use in or relating to the Business as the same shall exist on the Closing Date (other than the Excluded Assets) (herein collectively called the "Purchased Assets"), including all right, title and interest of Sellers (and their Affiliates, as the case may be) in, to and under:

          (a) all raw materials, sub-assemblies, supplies, work-in-process, master cell banks, working cell banks and other cell banks, finished goods, packaging materials, samples, and other materials included in the inventory of the Business wherever located, excluding those exclusively related to collagen and NouriCel and collagen and NouriCel products (the "Inventory");

          (b) all of the machinery, equipment, appliances, vehicles, tools, spare parts, accessories, furniture and other personal property used or held for use in or relating to the Business, including those listed or referred to in
Section 2.2(b) of the Disclosure Schedule;

          (c) all Contracts used or held for use in or relating to the Business, including those listed in Section 2.2(c) of the Disclosure Schedule;

          (d) all personal property leases used or held for use in or relating to the Business, including those listed in Section 2.2(d) of the Disclosure Schedule;

          (e) all lease agreements and leasehold improvements used or held for use in or relating to the Business, including those listed or described in
Section 2.2(e) of the Disclosure Schedule;

          (f) all Governmental Permits used or held for use in or relating to the Business, including those listed in Section 2.2(f) of the Disclosure Schedule;

          (g) all Intellectual Property used or held for use in or relating to the Business (including all goodwill associated therewith), including the Intellectual Property listed in Section 2.2(g) of the Disclosure Schedule (other than U.S. Patent Number 4,963,489 and all foreign counterparts thereof (pending or in full force and effect) Docket No. 008, the "Retained Patent");

          (h) all products in development for use in or relating to the Business;

          (i) all Software and the Contracts related thereto exclusively used or held for use in or relating to the Business and all Business Primary Assets which constitute Software and the Contracts related thereto, including those listed in Section 2.2(i) of the Disclosure Schedule;

          (j) all books, records, files, invoices, Inventory records, medical vigilance records, product specifications, advertising and promotional materials, customer lists, cost and pricing information, supplier lists, business plans, catalogs, customer literature, artworks, quality control records and manuals, research and development files, records and laboratory books and credit records of customers (including all data and other information stored on discs, tapes or other media) to the extent used or held for use in or relating to the assets, properties, business or operations of the Business, the Equity Interests, the Purchased Assets or the Assumed Liabilities; provided, that Sellers may provide Buyer with copies of any such items to the extent they relate to the ATS Business;

          (k) all telephone, telex and telephone facsimile numbers and other directory listings used in or relating to the Business;

          (l) all refundable security deposits, and all benefits and rights arising from prepaid expenses and prepaid rent for or relating to the Purchased Assets or the Business;

          (m) all of Sellers' and their Affiliate's rights, claims or causes of action against third parties relating to the Business, the Purchased Assets or the Equity Interests arising out of transactions occurring prior to the Closing Date;

          (n) all minute books and all other books and records, including Tax Returns, relating to Dermagraft JV or DermEquip; and

          (o) all Business Primary Assets;

provided that notwithstanding anything to the contrary contained in this Section 2.2, with respect to Software and the Contracts related thereto, only that Software and the Contracts related thereto which are exclusively or primarily used or held for use in or relating to the Business shall be included in the Purchased Assets; and provided, further, that notwithstanding the provisions of subsection (g) of this Section 2.2, Sellers shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to TJS&N, and TJS&N shall purchase, free and clear of all Encumbrances and Interests (except for Permitted Encumbrances and Assumed Liabilities), all Intellectual Property (including all goodwill associated therewith) that is used or held for use in or relating to the Business as conducted outside of the United States, other than the Retained Patent.

Notwithstanding anything to the contrary contained in this Section 2.2, the parties hereto agree that all of the personal property and tangible assets located at 10933 North Torrey Pines Road, La Jolla, California 92037-1005 at the date hereof constitute and shall be included in the Purchased Assets, other than
(i) those exclusively related to collagen and NouriCel, (ii) fixed assets and personal property exclusively related to research and development within the scope of the ATS Business and (iii) a reasonable amount of computer equipment required for the operation of the ATS Business subsequent to the Closing in each case as set forth in Section 2.2(B) of the Disclosure Schedule.

          At any time at least five days prior to the Closing, Buyer in its discretion by written notice to Sellers may exclude any Contracts referred to in Sections 2.2(c), 2.2(d), 2.2(e), 2.2(g) and 2.2(i) from being assigned hereunder, and such Contracts shall not constitute Seller Agreements, and Buyer shall not acquire any rights or assume any liabilities with respect thereto. Upon Buyer's reasonable request, Sellers shall provide additional detailed information as to the obligations under such Contracts sufficient for Buyer to make an informed assessment whether to accept an assignment and assumption of such Contracts hereunder.

     2.3. Excluded Assets. Notwithstanding the provisions of Section 2.2, the Purchased Assets shall not include the following (herein referred to as the "Excluded Assets"):

          (a) all corporate minute books and stock transfer books and the corporate seals of Sellers and their Affiliates (other than Dermagraft JV and DermEquip) and all other books and records which Sellers and their Affiliates (other than Dermagraft JV and DermEquip), as the case may be, may be required by law to retain or which do not relate to the Equity Interests or the Purchased Assets, the Business or the Assumed Liabilities, provided that Buyer shall be entitled to receive copies of any such books and records to the extent they relate to the Business, the Purchased Assets, the Equity Interests or the Assumed Liabilities and to the extent that the provision of such copies is not otherwise prohibited by law;

          (b) any and all prepaid workers' compensation premiums (other than the portion relating to the Transferred Employees);

          (c) the capital stock or other equity interests of any subsidiaries of Sellers or any subsidiaries of their Affiliates (excluding the Equity Interests);

          (d) any claims that Sellers may have against any of their respective current or former Representatives;

          (e) all cash and cash equivalents of Sellers (but excluding cash and cash equivalents owned or held by Dermagraft JV and DermEquip);

          (f) any books, records, files, customer lists, research and development files, records and laboratory books and credit records of customers (including all data and other information stored on discs, tapes or other media) if and to the extent Sellers or their Affiliates (other than Dermagraft JV and DermEquip) are required by law to retain such books, records, files or lists; provided that Buyer shall be entitled to receive copies of any such items to the extent they relate to the Business, the Equity Interests or the Purchased Assets or the Assumed Liabilities and to the extent that the provision of such copies is not otherwise prohibited by law;

          (g) any intercompany receivable of Sellers or any of their Affiliates (except as otherwise expressly contemplated herein with respect to Dermagraft JV or DermEquip);

          (h) the Sellers' Benefit Plans and any assets related thereto;

          (i) all contracts of insurance held by Sellers;

          (j) the Retained Patent;

          (k) any Software which is not exclusively or primarily used or held for use in or relating to the Business;

          (l) any Contracts that are excluded pursuant to the final paragraph of
Section 2.2;

          (m) any Intellectual Property which is not used or held for use in or relating to the Business in any respect and which is not included in the Cartilage Assets; and

          (n) any ATS Primary Assets.

     2.4. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall deliver to Sellers the Instrument of Assumption pursuant to which Buyer shall assume and agree to discharge the following obligations and liabilities of Sellers in accordance with their respective terms and subject to the respective conditions thereof (the "Assumed Liabilities"):

          (i) all obligations and liabilities of Sellers or any of their Affiliates under the Seller Agreements arising after the Closing Date, but excluding any such obligations or liabilities to the extent that such obligations or liabilities, but for a breach or nonperformance by Sellers or their Affiliates, would have been paid, performed or otherwise discharged prior to the Closing Date or to the extent the same arise out of any such breach or nonperformance;

          (ii) all liabilities in respect of Transferred Employees for which Buyer is liable pursuant to Section 8.4 (but no other liabilities in respect of any employees of Sellers or their Affiliates, including any employee benefit plan, agreement or arrangement); and

          (iii) all liabilities in respect of Taxes for which Buyer is liable pursuant to Section 8.2.

     2.5. Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Sellers or any of their Affiliates, direct or indirect, known or unknown, absolute or contingent, that are not expressly assumed by Buyer pursuant to the Instrument of Assumption (all such liabilities and obligations not being assumed being herein called the "Excluded Liabilities").

     2.6. Assignments; Cure Amounts. Sellers shall assume and assign all Seller Agreements to Buyer as of the Closing Date pursuant to Section 365 of the Bankruptcy Code and the Bankruptcy Court Order. In connection with such assumption and assignment, Sellers shall provide for cure of all monetary and non-monetary defaults arising under such Seller Agreements to the extent required by Section 365(b) of the Bankruptcy Code. At Sellers' written request, Buyer shall provide funds at Closing to pay any such cure amount, and the amount of the funds so provided shall be applied at Closing as a credit to Buyer against the Purchase Price. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any of the Purchased Assets to Buyer if an attempted assignment thereof without the consent of a third Person (whose consent is neither obtained nor obviated by the Bankruptcy Court Order) would constitute a breach thereof. The cure amount under any Seller Agreement shall be an amount determined by Sellers based upon their books and records; provided, however, if any non-debtor party to such Seller Agreement disputes such amount, the cure amount for such Seller Agreement shall be the amount determined by the Bankruptcy Court.

     2.7. Assignment to Buyer Affiliates. Each of the parties hereto acknowledges and agrees that, at any time on or prior to the Closing, each of Buyer and TJS&N may assign any of its rights and obligations hereunder with respect to any Equity Interest, Purchased Asset or Assumed Liability to be sold, transferred, assigned, conveyed or delivered to, or assumed by, Buyer or TJS&N pursuant to Article II to any of their Affiliates (including to each other), to Dermagraft JV or to DermEquip.

                                  ARTICLE III

                                 PURCHASE PRICE

     3.1. Purchase Price. (a) The purchase price, as adjusted pursuant to
Section 3.1(c) (the "Purchase Price"), for the Purchased Assets and the Equity Interests shall consist of:

          (i) a cash payment at Closing in the amount of $10,000,000, as reduced in accordance with Section 3.1(b) (the "Cash Consideration"); and

          (ii)  the assumption by Buyer of the Assumed Liabilities; and

          (iii) the release of Parent from all of its obligations under the Guaranty, pursuant to the terms of Section 7.11; and

          (iv) the release of Parent from all of its obligations to pay the ATS Dermagraft Loan, pursuant to the terms of Section 7.14.

          (b) The Cash Consideration payable by Buyer at Closing shall be reduced dollar-for-dollar by the following:

          (i) any cure amounts funded by Buyer at Closing pursuant to Section 2.6; plus

          (ii) any Milestone Payment made by Dermagraft JV, Buyer or any of its Affiliates to Sellers on or after the date hereof; plus

          (iii) any outstanding Liabilities (as defined in the Loan Agreement) under the Loan Agreement as of the Closing; plus

          (iv) the aggregate amount of (A) any amounts Buyer in its discretion pays under the Current Lease prior to Closing, including in order to avoid or cure any default of Parent thereunder and (B) the sum of any amounts due and owing by Parent on the Closing Date under the Current Lease for outstanding obligations (the "Lease Amount"), which Lease Amount shall be paid by Buyer to the lessor under the Current Lease at the Closing.

          (c) The parties agree that the Purchase Price shall be adjusted following the Closing as follows:

          (i) The Purchase Price shall be increased by the amount, if any, that the Closing Inventory Value is greater than $6,330,000.

          (ii) The Purchase Price shall be reduced by the amount, if any, that the Closing Inventory Value is less than $6,330,000.

          (iii) The Purchase Price shall be increased by the Settlement Amount (if a positive amount) or reduced by the Settlement Amount (if a negative amount).

          (iv) Sellers and Buyer shall cooperate with each other in good faith to determine jointly the Inventory Amount and the Settlement Amount no later than five days after the Closing Date. Sellers and Buyer shall provide to each other all such information as is reasonably necessary in order to determine such calculations. The "Inventory Amount" means the dollar value of the Inventory (owned by Sellers and excluding any owned by Dermagraft JV) on the Closing Date at standard cost before reserves based upon the books and records of Parent or its Affiliates, as the case may be ("Closing Inventory Value"). The "Settlement Amount" (which may be a positive or negative amount) shall be calculated as (A) all amounts owed by Dermagraft JV to Sellers or their Affiliates as of the Closing Date (prorated as appropriate), including any indebtedness, trade payables, royalties, rents, interest, reimbursements or other obligations, but excluding any Milestone Payments (whether due, owed, accrued or contingent), minus (B) all amounts owed by Sellers or their Affiliates to Dermagraft JV as of the Closing Date (prorated as appropriate), including any indebtedness, trade payables, royalties, rents, interest, reimbursements, obligations to fund or contribute capital or other obligations. The failure of the parties to jointly calculate the Inventory Amount or the Settlement Amount within five days after the Closing Date shall constitute a Dispute under this Agreement.

          (v) If the net effect of clauses (i), (ii) and (iii) above (A) results in an increase in the Purchase Price, Buyer shall pay the amount of such net increase by wire transfer within two business days after the Inventory Amount and the Settlement Amount have been finally determined in accordance with clause (iv) above to an account specified in writing by Sellers or (B) results in a decrease in the Purchase Price, Sellers shall pay the amount of such net decrease by wire transfer within two business days after the Inventory Amount and the Settlement Amount have been finally determined in accordance with clause (iv) above to an account specified in writing by Buyer.

          (d) Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that from and after the Closing Date, no Milestone Payments shall be required to be paid under any circumstances, and all such Milestone Payments (whether due, owed, accrued or contingent) are deemed waived and any Person required to make any such Milestone Payments is hereby released from any obligation or liability relating thereto.

          (e) Any obligation of Sellers to Buyer pursuant to this Agreement, including the obligations set forth in Section 12.1(b), shall constitute administrative expenses of Sellers under Sections 503(b) and 507(a)(1) of the Bankruptcy Code.

     3.2. Allocation of Purchase Price. Within 30 days following the Closing Date, Buyer shall deliver to Parent for Parent's review and approval an allocation schedule (the "Allocation Schedule") allocating the Purchase Price (to the extent constituting consideration for federal income Tax purposes) on a dollar basis among the Purchased Assets, the Equity Interests and the covenants of Sellers in Section 8.1. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. Parent agrees that, following its approval of the Allocation Schedule, it shall promptly sign the Allocation Schedule and return an executed copy thereof to Buyer within ten days after receiving the Allocation Schedule from Buyer. Buyer and Sellers each agree to file IRS Form 8594 and all Tax Returns, each in accordance with the Allocation Schedule. Buyer and Sellers each agree to provide the other promptly with any other information required to complete IRS Form 8594.

                                   ARTICLE IV

                                     CLOSING

     4.1. Closing Date. The Closing shall be consummated at 10:00 A.M., local time, on the third business day after the conditions set forth in Articles IX and X have been satisfied, or such later date as may be agreed upon by Buyer and Sellers, at the offices of Clifford Chance US LLP, 3811 Valley Centre Drive, Suite 200, San Diego, California 92130, or at such other place or at such other time as shall be agreed upon by Buyer and Sellers. The time and date on which the Closing is actually held are sometimes referred to herein as the "Closing Date." The consummation of the transactions contemplated hereby, including the transfer of the Equity Interests and the Purchased Assets, shall be deemed to occur simultaneously on the Closing Date.

     4.2. Payment on the Closing Date. Subject to fulfillment or waiver (if permissible) of the conditions set forth in Article IX, at Closing Buyer shall pay Sellers an amount equal to the Cash Consideration (as reduced pursuant to Section 3.1(b)) by wire transfer of immediately available funds to the account in the United States specified by Sellers in writing to Buyer at least three business days prior to the Closing.

     4.3. Buyer's Additional Deliveries. Subject to fulfillment or waiver (if permissible) of the conditions set forth in Article IX, at Closing Buyer (or its assignee or Affiliate, as appropriate) shall deliver to Sellers all the following:

          (a) Copies of Buyer's Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Delaware;

          (b) Certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

          (c) Certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to (i) no amendments to the Certificate of Incorporation of Buyer since a specified date; (ii) the Bylaws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the Ancillary Documents to which Buyer is a party and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and such Ancillary Documents;

          (d) The Instrument of Assumption duly executed by Buyer (or its Affiliates, as the case may be);

          (e) The Manufacturing and Supply Agreement duly executed by Buyer;

          (f) The SNATS Revised Agreement duly executed by Buyer;

          (g) The ATS Intellectual Property License Agreement duly executed by Buyer (or its Affiliates, as the case may be);

          (h) The ATS Primary Assets Agreement duly executed by Buyer (or its Affiliates, as the case may be);

          (i) The Business Intellectual Property License Agreement duly executed by Buyer (or its Affiliates, as the case may be);

          (j) The Business Primary Assets Agreement duly executed by Buyer (or its Affiliates, as the case may be);

          (k) The Termination Agreement Relating to Current Agreements duly executed by Buyer and Buyer Parent (or their respective Affiliates, as the case may be);

          (l) The Waiver and Release Agreement duly executed by Buyer and Buyer Parent;

          (m) The Transition Services Agreement duly executed by Buyer (or its Affiliates, as the case may be);

          (n) The Contribution Termination Agreement duly executed by Buyer and Buyer Parent;

          (o) The Dermagraft JV Loan Termination Documentation duly executed by Buyer as a general partner of the Dermagraft JV; and

          (p) The certificate contemplated by Section 10.1, duly executed by the President or any Vice President of Buyer.

     4.4. Seller's Deliveries. Subject to fulfillment or waiver (if permissible) of the conditions set forth in Article X, at Closing Sellers shall deliver to Buyer all the following:

          (a) Copies of the charter (or similar governing instrument) of each Seller, certified as of a recent date by the secretary of state of the state of incorporation or organization;

          (b) Certificate of good standing of each Seller issued as of a recent date by the secretary of state of the state of incorporation or organization;

          (c) Certificate of the secretary or an assistant secretary of each Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the charter (or similar governing instrument) of such Seller since a specified date; (ii) the Bylaws (or similar governing document) of such Seller; (iii) the resolutions of the Board of Directors (or similar governing body) of such Seller authorizing the execution and performance of this Agreement, and the Ancillary Documents to which such Seller is a party and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of such Seller executing this Agreement and the Ancillary Documents;

          (d) The Instrument of Assignment duly executed by Sellers (and each of their Affiliates, as the case may be);

          (e) The Manufacturing and Supply Agreement duly executed by Parent;

          (f) The SNATS Revised Agreement duly executed by ATS Orthopedics;

          (g) The ATS Intellectual Property License Agreement duly executed by Parent (and each of its Affiliates, as the case may be);

          (h) The ATS Primary Assets Agreement duly executed by Parent and ATS Dermagraft (and each of their Affiliates, as the case may be);

          (i) The Business Intellectual Property License Agreement duly executed by Parent and ATS Dermagraft (and each of their Affiliates, as the case may be);

          (j) The Business Primary Assets Agreement duly executed by Parent and ATS Dermagraft (and each of their Affiliates, as the case may be);

          (k) The Termination Agreement Relating to Current Agreements duly executed by Parent, ATS Dermagraft and ATS Orthopedics;

          (l) The Waiver and Release Agreement duly executed by Parent, ATS Dermagraft and ATS Orthopedics;

          (m) The Transition Services Agreement duly executed by Parent and ATS Dermagraft (and each of their Affiliates, as the case may be);

          (n) The Contribution Termination Agreement duly executed by Parent;

          (o) Certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required or customary in order to transfer title;

          (p) Instruments of assignment of the Patents (the "Assignment of Patents") and Trademarks (the "Assignment of Trademarks") that are included in the Purchased Assets, duly executed by Sellers (and each of their Affiliates, as the case may be), in form for recordation with the appropriate Governmental Authorities, and any other assignments or instruments with respect to any Intellectual Property included in the Purchased Assets for which an assignment or instrument is required to assign, transfer and convey such assets to Buyer;

          (q) Instruments of assignment from the authors of all Software (who were not employees of Sellers or their Affiliates at the time the work was authored) that is included in the Purchased Assets in order to vest full right, title and interest therein to Buyer;

          (r) All estoppel certificates or similar assurances pursuant to
Section 7.3(c);

          (s) The certificates contemplated by Sections 9.1 and 9.2 duly executed by the President of each Seller;

          (t) Written evidence deemed adequate by Buyer of the sale, assignment, transfer, conveyance and delivery of the Equity Interests to Buyer and such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets or the Equity Interests to Buyer;

          (u) Such lien releases and termination statements or other reasonable evidence as Buyer may require relating to the release of any Encumbrances or Interests (other than Permitted Encumbrances) which may exist with respect to any Purchased Assets and any Encumbrances or Interests which may exist with respect to the Equity Interests;

          (v) Certified copy of the Bankruptcy Court Order accompanied by a signed statement of the President of each Seller that such Bankruptcy Court Order is in full force and effect and not subject to any stay;

          (w) The Dermagraft JV Loan Termination Documentation duly executed by Parent and by ATS Dermagraft as a general partner of the Dermagraft JV; and

          (x) Complete copies of the Seller Agreements.

          In addition to the above deliveries, Sellers shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets and to transfer to Buyer all right, title and interest in or to the Equity Interests.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

          For purposes of this Article V, the term "Affiliate" shall be deemed to include Dermagraft JV and DermEquip, except as otherwise noted. As an inducement to Buyer and TJS&N to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers represent and warrant to Buyer and TJS&N and agree as follows:

     5.1. Organization of Sellers; Subsidiaries. (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which the ownership or leasing of its properties or the conduct of its business requires such qualification, except where failure to so qualify or be in good standing would not have a Material Adverse Effect. Each of Parent and ATS Dermagraft has full corporate power and authority to own or lease and to operate and use the Purchased Assets owned, leased, operated or used by it and to carry on the Business as now conducted by it. ATS Orthopedics has full corporate power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted. True and complete copies of the charter and bylaws, each as amended to date, of each Seller have been delivered to Buyer.

          (b) Except as set forth in Section 5.1 of the Disclosure Schedule, neither Sellers nor any of their Affiliates, directly or indirectly, owns, of record or beneficially, any outstanding voting securities or other equity interests in any Person or otherwise controls any Person that is involved in, or relates to, or holds assets used in or held for use in or related to the Business.

     5.2. Equity Interests. All partnership, equity, economic and other rights and interests in or to Dermagraft JV and DermEquip held or owned, of record or beneficially, are as set forth on Section 5.2 of the Disclosure Schedule and no other Person (other than Buyer), including any Affiliates of Sellers, owns any interest in Dermagraft JV or DermEquip. Upon the consummation of the transactions contemplated by this Agreement, Buyer will own all of the partnership, equity, economic and other rights and interests in or to Dermagraft JV and all of the membership, equity, economic or other rights or interests in or to DermEquip free and clear of all Encumbrances. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Equity Interests, except as set forth in Section 5.2 of the Disclosure Schedule.

     5.3. Authority of Sellers. (a) Sellers have full power and authority to execute, deliver and, subject to the entry of the Bankruptcy Court Order, perform this Agreement and each of the Ancillary Documents to which it will be a party. The execution, delivery and performance of this Agreement and such Ancillary Documents by Sellers have been duly authorized and approved by the board of directors of each Seller, are in accordance with the Bankruptcy Code and do not require any further authorization or consent of Sellers or their respective shareholders. This Agreement has been duly authorized, executed and delivered by each Seller and, subject to the entry of the Bankruptcy Court Order, is the legal, valid and binding obligation of each Seller enforceable in accordance with its terms, and each Ancillary Document to which any Seller is or will be a party has been duly authorized by such Seller, as applicable, and upon execution and delivery by such Seller, as applicable, and subject to the entry of the Bankruptcy Court Order, will be a legal, valid and binding obligation of such Seller, as applicable, enforceable in accordance with its terms.

          (b) Except as set forth in Section 5.3 of the Disclosure Schedule or as triggered by the Filing, and subject to the entry of the Bankruptcy Court Order, neither the execution and delivery of this Agreement or any of such Ancillary Documents or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon the Equity Interests or any of the Purchased Assets, under (1) the charter or bylaws of any Seller, (2) any material Seller Agreements, (3) any Governmental Permits, (4) any other note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which any Seller is a party or any of the Equity Interests or the Purchased Assets is subject or by which any Seller is bound, (5) any Court Order to which any Seller is a party or the Equity Interests or any of the Purchased Assets is subject or by which any Seller is bound, or (6) any Requirements of Law affecting any Seller, the Equity Interests or the Purchased Assets; or

          (ii) require the approval, consent, authorization or act of, or the making by any Seller of any declaration, filing or registration with, any Person except as required by the Bankruptcy Code or Bankruptcy Court.

          (c) Except to the extent that the requisite consent of a Person is obviated by the Bankruptcy Court Order, Section 5.3 of the Disclosure Schedule lists all Persons that are parties to the Seller Agreements or the Governmental Permits, whose consent is required for the consummation of the transactions contemplated hereunder.

     5.4. Financial Information. Section 5.4 of the Disclosure Schedule contains
(i) the unaudited balance sheet of Parent as of September 30, 2002 and (ii) the budget of Parent reflecting on a line-item basis the anticipated cash receipts and expenditures for the seventy-five day period commencing on the date hereof (the "Budget"). Except as set forth therein, such balance sheet has been prepared in conformity with generally accepted accounting principals and presents fairly the financial position of Parent as of its date. The Budget has been prepared in good faith with reasonable assumptions and estimates (consistent with past practices) of the expenses to be incurred by Parent and its Affiliates in connection with the Business for the seventy-five day period.

     5.5. Absence of Certain Changes or Events. (a) Except as set forth in
Section 5.5 of the Disclosure Schedule and other than actions taken in connection with this Agreement, the Filing and the Bankruptcy Proceedings, since June 30, 2002, there has been:

          (i) no Material Adverse Effect or, to the knowledge of Sellers, no fact or condition exists or has been threatened that might reasonably be expected to cause a Material Adverse Effect in the future; and

          (ii) no material damage, destruction, or casualty loss, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets or the Business, taken as a whole, other than any damage or wear or tear incurred in the ordinary course of the operation of the Business in conformity with past practice.

          (b) Except as set forth in Section 5.5 of the Disclosure Schedule and other than actions taken in connection with this Agreement, the Filing and the Bankruptcy Proceedings, since June 30, 2002, Sellers (and their Affiliates, as the case may be) have conducted the Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since June 30, 2002, except as set forth in such Schedule, Sellers (and their Affiliates, as the case may be) have not:

          (i) delayed or accelerated payment of any account payable or other liability of the Business beyond or in advance of its due date except in the ordinary course of the Business consistent with past practice;

          (ii) allowed the levels of raw materials, supplies, work-in-process or other materials included in the inventory of the Business to vary in any material respect from the levels customarily maintained in the Business;

          (iii) with respect to the Employees, entered into or amended employment agreements, instituted any increase in any compensation payable to any such Employee or established or amended any of Sellers' Benefit Plans or any other profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to Employees other than as required by law; or

          (iv) created, imposed or suffered to exist any Encumbrance on any Equity Interest.

     5.6. Availability of Assets. Sellers or their Affiliates, as the case may be, own or have the right to use all of the Purchased Assets currently used in the Business. Except as set forth in Section 5.6 of the Disclosure Schedule and except for Contracts that are not Seller Agreements, and assuming that all defaults with respect to the Seller Agreements to be assumed by Buyer hereunder are cured on or prior to the Closing Date, to the knowledge of Sellers, Buyer will have the right after the Closing to use all services provided by third parties currently provided to Sellers or their Affiliates pursuant to the Seller Agreements or on terms no less favorable than those available to Sellers or their Affiliates. All of the equipment, machinery, tooling, computers, computer programs and data processing systems included in the Purchased Assets have been maintained in accordance with Sellers' historical practice, are in good operating condition and repair (subject to normal wear and tear), are suitable for the purposes for which they are currently used and, to the knowledge of Sellers, are free from material defects (patent and latent). Except for the Excluded Assets, the Employees and Contracts that are not assigned to Buyer at the Closing pursuant to the final paragraph of Section 2.2 and except as set forth in Section 5.6 of the Disclosure Schedule, the Purchased Assets constitute all assets that are owned, leased or licensed by Sellers or their Affiliates and used in or held for use in or related to the Business as currently conducted.

     5.7. Governmental Permits and Compliance. (a) Sellers or their Affiliates are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, and orders of any Governmental Authority which are necessary or customary for Sellers or their Affiliates to own, lease and operate its properties used or held for use in the Business or to carry on the Business as it is now being conducted, including any investigational device exemptions, FDA pre-market approvals, FDA device establishment registrations and listings, owner/operator registrations with the FDA and any similar exemptions, approvals, registrations or listings with any state or foreign Governmental Authority (the "Governmental Permits"), and no suspension or cancellation of any of the Governmental Permits is pending or, to the knowledge of Sellers, threatened. Sellers or their Affiliates have made all material filings with, or notifications to, all Governmental Authorities (including Medical Product Regulatory Authorities) required pursuant to Requirements of Law.

          (b)   Except as set forth in Section 5.7 of the Disclosure Schedule,
(i) Sellers or their Affiliates have fulfilled and performed their obligations under the Governmental Permits, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Governmental Permit or that permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or that would adversely affect the rights of Sellers (or their Affiliates, as the case may be) under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Sellers or any of their Affiliates; and (iii) to the knowledge of Sellers, each of the Governmental Permits is valid, subsisting and in full force and effect and may be assigned and transferred to Buyer in accordance with this Agreement and will continue in full force and effect upon such assignment and transfer, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) subject to the Bankruptcy Court Order or the obtaining of any consents set forth in Section 5.3 of the Disclosure Schedule, the consent, approval, or act of, or the making of any filing with, any Governmental Authority.

          (c) Neither Sellers nor any of their Affiliates has violated, or is currently violating, (i) any Requirements of Law in any material respect or (ii) any order, decree or judgment of any Governmental Authority having jurisdiction over Sellers or any of their Affiliates in respect of the Business.

     5.8. Leased Real Property. Section 5.8 of the Disclosure Schedule sets forth all leases of real property used in connection with the Business (the "Leased Real Property"), and no other real property is used in connection with the Business. None of such Leased Real Property is subject to any pending suit for condemnation or other taking by any public authority, and to the knowledge of Sellers, no such condemnation or other taking has been threatened.

     5.9. Personal Property. (a) Section 5.9 of the Disclosure Schedule contains a list of each lease or other agreement or right, whether written or oral (including in each case, the expiration date thereof and a brief description of the property covered) under which either Seller (or any of their Affiliates, as the case may be) is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used, or held for use in, or otherwise relating to the Business.

           (a) Section 5.9 of the Disclosure Schedule contains a list of all machinery, equipment, vehicles, furniture and other personal property owned by Sellers (or any of their Affiliates, as the case may be) having a fair market value or book value of $10,000 or more and used in or relating to the Business.

     5.10. Intellectual Property. (a) Section 5.10 of the Disclosure Schedule contains a list of all registered Copyrights, Patents, Trademarks and Domain Names owned or used by Sellers or any of their Affiliates that are material to the conduct of the Business as it is currently being operated.

           (b) Section 5.10 of the Disclosure Schedule contains a list (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by Sellers (or any of their Affiliates, as the case may be) that are material to the conduct of the Business as it is currently being operated, provided that Section 5.10 of the Disclosure Schedule does not list Software licensed to Sellers (or any of their Affiliates, as the case may be) that is available in consumer retail stores or subject to "shrink-wrap" license agreements.

           (c) Section 5.10 of the Disclosure Schedule contains a list of all Contracts for the sale, license or assignment of (i) any registered Copyrights, Patents, Trademarks or Domain Names listed in Section 5.10 of the Disclosure Schedule, (ii) any Trade Secrets owned by, licensed to or used by Sellers (or any of their Affiliates, as the case may be) that are material to the conduct of the Business as it is currently being operated, excluding any reports, data and customer lists, or (iii) any Software listed in Section 5.10 of the Disclosure Schedule.

           (d) Except as disclosed in Section 5.10 of the Disclosure Schedule Sellers or their Affiliates either: (i) own the entire right, title and interest in and to the Intellectual Property and Software included in the Purchased Assets, free and clear of any Encumbrance; or (ii) to the knowledge of Sellers, have the right to use the same.

           (e)  Except as disclosed in Section 5.10 of the Disclosure Schedule:
(i) all Copyrights, Patents, Trademarks and Domain Names identified in Section
5.10 of the Disclosure Schedule as being owned by Sellers or any of their Affiliates are valid and in force, and all pending applications for any Copyrights, Patents, Trademarks and Domain Names so identified are in good standing; (ii) the Intellectual Property identified in Section 5.10 of the Disclosure Schedule as being owned by Sellers or any of their Affiliates is valid and enforceable; and (iii) Sellers or their Affiliates have the right to bring actions for infringement or unauthorized use of the Intellectual Property and Software identified in Section 5.10 of the Disclosure Schedule as being owned by Sellers or their Affiliates and included in the Purchased Assets, and to the knowledge of Sellers, there is no basis for any such action. Correct and complete copies of: (x) registrations for all registered Copyrights, Patents, Trademarks and Domain Names identified in Section 5.10 of the Disclosure Schedule as being owned by Sellers or their Affiliates; and (y) all pending applications to register unregistered Copyrights, Patents or Trademarks identified in Section 5.10 of the Disclosure Schedule as being owned by Sellers or their Affiliates (together with any subsequent filings relating to the pending applications) have heretofore been made available to Buyer by Sellers.

          (e) Except as set forth in Section 5.10 of the Disclosure Schedule, neither Sellers nor any of their Affiliates has had notice of any claim against Sellers or any of their Affiliates that the operations, activities, products, software, equipment, machinery or processes of the Business infringe any Intellectual Property right of any other Person and, to the knowledge of Sellers, no infringement of any Intellectual Property right of any other Person has occurred or results in any way from the operations of the Business.

          (f)  Except as disclosed in Section 5.10 of the Disclosure Schedule,
(i) the Software included in the Purchased Assets is not subject to any transfer or assignment limitations; (ii) Sellers or their Affiliates have maintained and protected the Software included in the Purchased Assets that they own (the "Owned Software") (including all source code and system specifications) with appropriate proprietary notices (including the notice of copyright in accordance with the requirements of 17 U.S.C. ss. 401), confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the proprietary, trade secret or confidential information contained therein; (iii) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law and has not been forfeited to the public domain; (iv) Sellers or their Affiliates have copies of all releases or separate versions of the Owned Software so that the same may be subject to registration in the United States Copyright Office; (v) Sellers or their Affiliates have complete and exclusive right, title and interest in and to the Owned Software; (vi) any Owned Software includes any or all of the following: the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or "proprietary") language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by Sellers or their Affiliates; and (vii) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person.

          (g) Except as disclosed in Section 5.10 of the Disclosure Schedule, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material protected by Copyrights, Patents or Trade Secrets that are material to the conduct of the Business as it is currently being operated by Sellers (or their Affiliates, as the case may be) either: (i) is a party to a "work-for-hire" agreement under which Sellers (or their Affiliates, as the case may be) is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of Sellers (or their Affiliates, as the case may be) (or such predecessor in interest, as applicable) of all right, title and interest in such material.

     5.11. Title to Property. Sellers or their Affiliates have good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances and Assumed Liabilities, except as set forth in Section 5.11 of the Disclosure Schedule. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.4, Sellers will thereby transfer to Buyer good and marketable title to the Purchased Assets, subject to no Encumbrances, except for Permitted Encumbrances and the Assumed Liabilities.

     5.12. Employees and Related Agreements. (a) Section 5.12 of the Disclosure Schedule contains a true and full list of the names of all the current employees of Sellers, to the extent employed with respect to the Business (the "Employees"), which list includes each Employee's salary or wage rate, date of hire and, with respect to each inactive employee, the reason for his or her absence and expected return date. Except as set forth in Section 5.12 of the Disclosure Schedule, no such employee is entitled to compensation on termination of his or her employment by Sellers (or their Affiliates, as the case may be), nor is any such employee entitled to special or additional compensation or other payment or acceleration of vesting in connection with Buyer's acquisition of the Business and the Purchased Assets or the consummation of the transactions contemplated hereunder.

           (a) Except as set forth in Section 5.12 of the Disclosure Schedule, Sellers (or their Affiliates, as the case may be) are not a party to or bound by any:

           (i) employee collective bargaining agreement, employment agreement, consulting, advisory or service agreement, deferred compensation agreement, independent contractor agreement, retention agreement, confidentiality agreement with any Employee or covenant not to compete (other than pursuant to Section 8.1), in each case relating to the Business;

          (ii) contract or agreement with any officer, director or employee (other than employment agreements disclosed in response to clause (i) above), agent or attorney-in-fact of Sellers, in each case relating to the Business; or

           (iii) stock option, stock purchase, bonus or other incentive plan or agreement, in each case relating to the Business.

     5.13. Employee Relations. Except as set forth in Section 5.13 of the Disclosure Schedule, Sellers (and their Affiliates, as the case may be) have complied in all material respects with all applicable Requirements of Law that relate to prices, wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages (other than normal accruals reflected in the books and records of the Business) or any taxes or penalties for failure to comply with any of the foregoing. Except as set forth in Section 5.13 of the Disclosure Schedule, Sellers are not a party to, and the Business is not affected by or, to the knowledge of Sellers, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees listed in Section 5.12 of the Disclosure Schedule.

     5.14. ERISA and Related Matters. (a) Except as set forth in Section 5.14 of the Disclosure Schedule, Sellers (or their ERISA Affiliates, as the case may be) have no liability, with respect to the Business, whether direct, indirect, contingent or otherwise
(i) for any violation of the health care requirements of Part 6 Title I of ERISA or Section 4980B of the Code, (ii) under Sections 502(i) or 502(l) of ERISA or
Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA.

           (a) Section 5.14 of the Disclosure Schedule lists each of Sellers' Benefit Plans. Neither Sellers nor any of their ERISA Affiliates has ever maintained, contributed to, or had any liability whatsoever (whether direct, indirect, contingent or otherwise) with respect to any multiemployer plan (as such term is defined in Section 3(37) of ERISA). Each of the Sellers' Benefit Plans, which is intended to qualify under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and no event has occurred that would cause any such plan to cease being so qualified. Except as set forth in Section 5.14 of the Disclosure Schedule, each of Sellers' Benefit Plans complies in form and has been administered in accordance with the requirements of ERISA and, where applicable, the Code. Sellers (or their ERISA Affiliates, as the case may be) have made all required contributions to each of the Sellers' Benefit Plans, including remittance of all participants' 401(k) contributions. "Sellers' Benefit Plans" shall include each deferred compensation, profit-sharing, retirement, pension, and each bonus or other incentive compensation, stock purchase, stock option, fringe benefit, and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, consulting, retention, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, whether oral or written, formal or informal and whether or not subject to ERISA, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Sellers or any of their ERISA Affiliates with respect to current or former employees of Parent or any of its Affiliates.

           (b) Sellers have delivered or made available to Buyer, with respect to each of Sellers' Benefit Plans, correct and complete copies of (i) all plan documents and amendments, trust agreements and insurance contracts, (ii) the most recent IRS determination letter, (iii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, as filed, (iv) the current and, to the extent available, the prior summary plan description, (v) the most recent financial statements and (vi) the most recent actuarial report.

           (c) There is no pending or, to the knowledge of Sellers, threatened claim that alleges any violation of ERISA or any other law (i) by or on behalf of any of Sellers' Benefit Plans or (ii) by any employee of Sellers (or their Affiliates, as the case may be) or any plan participant or beneficiary against any such plan other than routine claims for benefits.

     5.15. Contracts. Except as set forth in Sections 5.10 and 5.15 of the Disclosure Schedule, neither Sellers nor any of their Affiliates, as the case may be, are, with respect to the Business, a party to or bound by:

           (i)  any Contract for the purchase or sale of real property;

           (ii) any Contract for the purchase of raw materials by Sellers or any of their Affiliates that involved the payment of more than $50,000 in 2001, that Sellers reasonably anticipate will involve the payment of more than $50,000 in 2002 or that extends beyond December 31, 2003;

           (iii) any Contract for the sale of goods or services by Sellers or any of their Affiliates that involved the payment of more than $50,000 in 2001, that Sellers reasonably anticipate will involve the payment of more than $50,000 in 2002 or that extends beyond December 31, 2003;

           (iv) any Contract for the purchase, licensing or development of Software to be used by the Business which is material to the continued operation of the Business;

           (v) any consignment, distributor, dealer, manufacturers' representative, sales agency, advertising representative or advertising or public relations Contract that involved the payment of more than $50,000 in 2001, that Sellers reasonably anticipate will involve the payment of more than $50,000 in 2002 or that extends beyond December 31, 2003;

           (vi) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;

           (vii) any Contract that provides for, or relates to, the incurrence by the Business of indebtedness for borrowed money (including any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

           (viii) any Contracts of Sellers or any of their Affiliates having terms or conditions that would have a Material Adverse Effect on the Purchased Assets or the Business or that have covenants not to compete that materially impair the ability of Sellers or any of their Affiliates to conduct the Business as currently conducted or would reasonably be expected to materially impair Buyer's ability to conduct the Business as currently conducted;

           (ix) any Contract not made in the ordinary course and either (i) the consequences of a default or termination thereunder would have a Material Adverse Effect or (ii) the performance of which involves consideration in excess of $50,000; or

           (x) any other Contract, agreement, commitment, understanding or instrument that is material to the Business.

     5.16. Status of Contracts. Except as set forth in Section 5.16 of the Disclosure Schedule and for events of default arising as a result of the Filing, each of the Seller Agreements (i) to the knowledge of Sellers, constitutes a valid and binding obligation of the parties thereto and (ii) is in full force and effect and, subject to the cure of defaults pursuant to Section 2.6 and except for those Seller Agreements that by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof, may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect upon such transfer, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and, except for the Bankruptcy Court Order and the obtaining of any consents set forth in Section 5.3 of the Disclosure Schedule, without the consent, approval or act of, or the making of any filing with, any other party. Sellers or their Affiliates have fulfilled and performed their respective obligations under each of the Seller Agreements, and except for events of default arising as a result of the Filing, Sellers or their Affiliates are not in, or, to the knowledge of Sellers, alleged to be in, breach or default under, nor is there or, to the knowledge of Sellers, is there alleged to be any basis for termination of, any of the Seller Agreements, and, to the knowledge of Sellers, no other party to any of the Seller Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists that, with the passage of time or the giving of notice or both, would constitute such a default or breach by Sellers or any of their Affiliates or, to the knowledge of Sellers, by any such other party. Neither Sellers nor any of their Affiliates are currently renegotiating any of the Seller Agreements or paying liquidated damages in lieu of performance thereunder. Sellers have made available to Buyer true and correct copies of each of the Seller Agreements.

     5.17. No Litigation or Regulatory Action. Except as set forth in Section
5.17 of the Disclosure Schedule and for the Filing:

           (i) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Sellers, threatened against or affecting Sellers or their Affiliates as the case may be) in respect of the Equity Interests, the Purchased Assets or the Business nor, to the knowledge of Sellers, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which Sellers or any of their Affiliates is the plaintiff or claimant and that relate to the Equity Interests, the Purchased Assets or the Business;

           (ii) there is no action, suit or proceeding pending or, to the knowledge of Sellers, threatened that questions the legality or propriety of the transactions contemplated by this Agreement;

           (iii) to the knowledge of Sellers, no legislative or regulatory proposal or other proposal for the change in any Requirements of Law or the interpretation thereof has been adopted or pending that could constitute a Material Adverse Effect; and

           (iv) neither Sellers nor any of their Affiliates are in receipt of notice of any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action or other compliance or enforcement action, in each case relating to the Business or the products of the Business, by any Medical Product Regulatory Authority or any other Governmental Authority.

     5.18. Environmental Matters. Except as set forth in Section 5.18 of the Disclosure Schedule:

            (i) neither Sellers nor any of their Affiliates have received notice to the effect that the operations of the Business fail or have failed at any time to comply with applicable Environmental Laws and, to the knowledge of Sellers, the operations of the Business comply and have complied in all material respects with all applicable Environmental Laws;

            (ii) Sellers or their Affiliates have obtained all environmental, health and safety Governmental Permits necessary for the operation of the Business, and all such Governmental Permits are in full force and effect and Sellers and their Affiliates are in compliance in all material respects with all terms and conditions of such permits;

            (iii) none of Sellers, any of their Affiliates or the operations of the Business, is subject to any on-going investigation by, notice by, order from or agreement with any Person (including any prior owner or operator of the Facilities that are Purchased Assets), or any judicial or administrative proceeding, judgment, decree or settlement, respecting (i) any Environmental Law, (ii) any Remedial Action or (iii) any claim arising from the Release or threatened Release of Hazardous Materials into the environment;

            (iv) neither Sellers nor any of their Affiliates has with respect to the Business filed any notice under any applicable Environmental Law reporting a violation of any applicable Environmental Law;

            (v) there is not now, nor to the knowledge of Sellers has there ever been, on or in any of the Facilities:

                   (a) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent, that requires or required a Governmental Permit pursuant to Section 3005 of RCRA; or

                   (b) any underground storage tank or surface impoundment or landfill or waste pile.

            (vi) to the knowledge of Sellers, there is not now on or in any of the Facilities that are Purchased Assets any polychlorinated biphenyls
     (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment;

            (vii) neither Sellers nor any of their Affiliates has received any notice or claim under CERCLA or any comparable state law to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of Hazardous Materials and, to the knowledge of Sellers, there are no facts or conditions relating to the operation the Business that could reasonably be expected to give rise to any such notice or claim;

            (viii) no Environmental Encumbrance has attached to any of the Facilities that are Purchased Assets;

            (ix) neither Sellers nor any of their Affiliates have received a notice or claim to the effect that any asbestos-containing material that is on or part of any of the Facilities that are Purchased Assets are not in good repair according to the current standards and practices governing such material or that its presence or condition violates any currently applicable Environmental Law and, to the knowledge of Sellers, there are no facts or conditions relating to the operations of the Business that could reasonably be expected to give rise to any such notice or claim; and

            (x) none of the products Sellers or their Affiliates develop manufacture, produce, distribute or sell in connection with the Business, now or in the past, contains asbestos or asbestos-containing material.

     5.19. Suppliers. Except as set forth in Section 5.19 of the Disclosure Schedule, there exists no actual or, to the knowledge of Sellers, threatened, termination, cancellation or limitation of, or any modification or change in, the business relationship with any supplier or group of suppliers of the Business where such cancellation, limitation, modification or change would have a Material Adverse Effect on the Business.

     5.20. Product Liabilities. Except as set forth in Section 5.20 of the Disclosure Schedule, neither Sellers nor any of their Affiliates has received a claim related to the Business for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services; and, to the knowledge of Sellers, there is no basis for any such claim. Except as set forth in Section 5.20 of the Disclosure Schedule, the products sold or delivered or services rendered by the Business comply with all contractual requirements, warranties or covenants applicable thereto and are not subject to any material term, condition, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale for such products and services.

     5.21. Taxes. Except as set forth in Section 5.21 of the Disclosure Schedule, (i) Sellers have, in respect of the Equity Interests, the Business and the Purchased Assets, filed all Tax Returns (other than with respect to federal Taxes) required to be filed and have paid all Taxes shown to be due on such Tax Returns or pursuant to any assessment which has become payable; (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid in respect of the Equity Interests, the Business and the Purchased Assets; (iii) no Seller is currently the beneficiary of any extension of time within which to file any Tax Return (other than with respect to federal Taxes) associated with the Equity Interests, the Business or the Purchased Assets; (iv) there is no action, suit, investigation, audit, claim or assessment pending or, to the knowledge of Sellers, proposed or threatened with respect to Taxes associated with the Equity Interests, the Business or the Purchased Assets; (v) Sellers have not waived or been requested to waive any statute of limitations in respect of Taxes associated with the Equity Interests, the Business or the Purchased Assets, which waiver is currently in effect; (vi) all amounts required to be withheld by Sellers (including from Employees for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business; (viii) none of the Purchased Assets is properly treated as owned by

Persons other than Sellers for income Tax purposes; and (ix) none of the Purchased Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     5.22. Regulatory Matters. Except as set forth in Section 5.22 of the Disclosure Schedule:

            (a) (i) to the knowledge of Sellers, Sellers and their Affiliates are in compliance in all material respects with all current applicable statutes, regulations or rules enacted, adopted, issued, promulgated or administered by the FDA or comparable foreign Governmental Body with respect to or relating to the Business and (ii) neither Sellers nor any of their Affiliates have received any notice alleging any failure by Sellers or their Affiliates to so comply;

            (b) (i) to the knowledge of Sellers, the devices sold, marketed or distributed by the Business in the United States been cleared for marketing under valid pre-market notifications (510(k)(s)) or pre-market approvals, where required and (ii) neither Sellers nor any of their Affiliates have received any notice of any failure to receive or revocation of any such clearance;

            (c) Sellers or their Affiliates have obtained all necessary approvals, registrations and authorizations from any other foreign regulatory authority or agency related to the marketing, distribution and sale by the Business of devices in the respective foreign jurisdictions in which such devices are sold, marketed or distributed;

            (d) to the knowledge of Sellers, there is no false information or significant omission in any product application or product-related submission made by Sellers or any of their Affiliates in connection with the Business to the FDA or comparable foreign Governmental Body;

            (e) to the knowledge of Sellers, there is no reasonable basis for any warning letters or other regulatory action from the FDA or any comparable foreign Governmental Body in each case, with respect to the Business; and

            (f) there have been no recalls, field notifications, alerts, seizures or other compliance or enforcement action requested or threatened relating to the products of the Business.

     5.23. No Finder. Neither Sellers nor any Person acting on their behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement and Sellers shall hold harmless and indemnify Buyer Group Members from any claims with respect to any such fees or commissions.

     5.24. Closing Date. The representations and warranties of Sellers contained in this Article V and elsewhere in this Agreement and all information contained in any Exhibit, Schedule or attachment hereto, including the Disclosure Schedule, or in any certificate or other writing delivered by, or on behalf of, Sellers to Buyer are true and correct as of the date of Sellers' delivery of the Disclosure Schedule to Buyer and shall be true and correct in all respects on the Closing Date as though then made, except as affected by the transactions expressly contemplated by this Agreement. The parties agree that Sellers shall not be deemed to be in breach of any of its representations or warranties contained in this Article V or elsewhere in this Agreement to the extent that any of the individuals listed in Section 5.24 of the Disclosure Schedule (which individuals have been agreed to by the parties) had actual knowledge of any information which caused such individual to believe that such representation or warranty was not true and correct in all material respects as of the date of delivery of the Disclosure Schedule pursuant to the terms of Section 7.10.

                                   ARTICLE VI

                REPRESENTATIONS AND WARRANTIES OF BUYER AND TJS&N

            As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and TJS&N hereby represent and warrant to Sellers and agree as follows:

     6.1. Organization of Buyer and TJS&N. Each of Buyer and TJS&N is a corporation duly organized, validly existing and in good standing under its jurisdiction of organization and is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which the ownership or leasing of its properties or the conduct of its business requires such qualification. Each of Buyer and TJS&N has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

     6.2. Authority of Buyer and TJS&N. (a) Each of Buyer and TJS&N has full power and authority to execute, deliver and perform this Agreement and all of the Ancillary Documents to which it will be a party. The execution, delivery and performance of this Agreement and such Ancillary Documents by Buyer and TJS&N have been duly authorized and approved by the boards of directors of Buyer and TJS&N and do not require any further authorization or consent of Buyer, TJS&N or their respective shareholders. This Agreement has been duly authorized, executed and delivered by Buyer and TJS&N and is the legal, valid and binding obligation of Buyer and TJS&N enforceable in accordance with its terms, and each Ancillary Document to which Buyer or TJS&N is or will be a party has been duly authorized by Buyer or TJS&N, as the case may be, and upon execution and delivery by Buyer or TJS&N, as the case may be, will be a legal, valid and binding obligation of Buyer or TJS&N, as the case may be, enforceable in accordance with its terms.

            (b) Subject to the entry of the Bankruptcy Court Order, neither the execution and delivery of this Agreement or any of such Ancillary Documents or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

            (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the charter, bylaws or other similar organizational documents of Buyer or TJS&N, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer or TJS&N is a party or any of its properties is subject or by which Buyer or TJS&N is bound, (3) any Court Order to which Buyer or TJS&N is a party or by which either of them is bound, or (4) any Requirements of Law affecting Buyer or TJS&N; or

            (ii) require the approval, consent, authorization or act of, or the making by Buyer or TJS&N of any declaration, filing or registration with, any Person.

     6.3. No Finder. None of Buyer, TJS&N or any Person acting on behalf of either Buyer or TJS&N has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement, and Buyer and TJS&N shall hold harmless and indemnify Seller Group Members from any claims with respect to any such fees or commissions.

                                  ARTICLE VII

                        ACTION PRIOR TO THE CLOSING DATE

            The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

     7.1. Investigation of the Business by Buyer. (a) Sellers shall afford and cause the Business to afford to the officers, employees and authorized Representatives of Buyer access during normal business hours to the offices, properties, Employees and business and financial records (including computer files, retrieval programs and similar documentation) with respect to the Business, the Equity Interests and Purchased Assets to the extent Buyer shall deem necessary or desirable, and shall furnish to Buyer or its authorized Representatives such additional information concerning the Equity Interests, the Purchased Assets, the Business and the operations of the Business as shall be reasonably requested, including all such information as shall be necessary to enable Buyer or its Representatives to (i) verify the accuracy of Sellers' representations and warranties contained in this Agreement, (ii) verify that the covenants of Sellers contained in this Agreement have been complied with, (iii) determine whether the conditions set forth in Article IX have been satisfied and
(iv) verify the information contained in and the accuracy of the Disclosure Schedule. No investigation made or discussion had by Buyer or its Representatives hereunder shall affect the representations and warranties of Sellers hereunder.

            (b) To the extent permitted by applicable law, as requested by Buyer from time to time, Sellers shall use their reasonable best efforts to cooperate with Buyer in connection with Buyer and Sellers contacting suppliers and customers of the Business.

     7.2. Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall use their reasonable best efforts to refrain from taking any action that would render any representation or warranty contained in Article V or VI of this Agreement inaccurate as of the Closing Date or which would require an amendment to the Disclosure Schedule had it been delivered as of the date of this Agreement. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Sellers shall promptly notify Buyer of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against Sellers, any of their Affiliates, Dermagraft JV or DermEquip of which either Seller obtains knowledge and that would have been listed in
Section 5.17 of the Disclosure Schedule if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

         7.3. Consents of Third Parties; No Seller Defaults; Governmental Approvals. (a) Sellers will act diligently and reasonably to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Seller Agreement or from any licensor of any Intellectual Property or Software required to be obtained to assign or transfer any such Seller Agreements, Intellectual Property or Software to Buyer or to otherwise satisfy the conditions set forth in Article IX, in each case as necessary to the extent such consents, approvals or waivers are not provided for or satisfied by the Bankruptcy Court Order; provided that neither Sellers nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals except for such amounts as Sellers shall be obligated to pay as condition to any such assumption and assignment (including cure amounts) pursuant to Section 365(b) of the Bankruptcy Code; and provided, further, that Sellers shall not make any agreement or understanding affecting the Equity Interests, the Purchased Assets or the Business as a condition for obtaining any such consents or waivers, except with the prior written consent of Buyer. During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Sellers to obtain the consents, approvals and waivers contemplated by this Section 7.3(a).

               (a) During the period prior to the Closing Date, Sellers and Buyer shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Authority required to be obtained by them in order to assign or transfer any Governmental Permits to Buyer, to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 9.5, in each case as necessary to the extent such consents are not provided for or satisfied by the Bankruptcy Court Order; provided that Sellers shall not make any agreement or understanding affecting the Equity Interests, the Purchased Assets or the Business (excluding the Excluded Assets and Excluded Liabilities) as a condition for obtaining any such consents or approvals, except with the prior written consent of Buyer. During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Sellers to obtain the consents and approvals contemplated by this Section 7.3(b).

               (b) As Buyer may reasonably request, Sellers shall use reasonable best efforts to obtain and deliver to Buyer written assurances, estoppel certificates and similar instruments from lessors and other parties to the Seller Agreements or Governmental Permits verifying the existence of such Seller Agreements or Governmental Permits and verifying whether Sellers, any of their Affiliates, Dermagraft JV or DermEquip, as the case may be, has fulfilled and performed all of its obligations thereunder and is not in or alleged to be in breach or default (or as applicable, specifying the nature of any breach or default); provided, however, that any default resulting solely from the Filing shall not be deemed a breach for purposes of this Section 7.3(c).

         7.4. Operations Prior to the Closing Date. (a) Sellers shall, and shall cause Dermagraft JV and DermEquip to, operate and carry on the Business (excluding the Excluded Assets, Excluded Liabilities and Employees who are not Transferred Employees) only in a manner consistent with the Budget and, to the extent consistent with the Budget, in the ordinary course consistent with past practice. Sellers agree to fund Dermagraft JV as required under normal practice and consistent with the Budget. Consistent with the foregoing and with the Budget and to the extent permitted or required by the Bankruptcy Proceedings, Sellers shall, and shall cause Dermagraft JV and DermEquip to, use their reasonable best efforts to continue operating the Business (excluding the Excluded Assets, Excluded Liabilities and Employees who are not Transferred Employees) as a going concern, and to maintain the business organization of the Business (excluding the Excluded Assets, Excluded Liabilities and Employees who are not Transferred Employees) intact and to preserve the goodwill of the manufacturers, suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business (excluding the Excluded Assets, Excluded Liabilities and Employees who are not Transferred Employees).

               In connection therewith, and except for Employees who are not Transferred Employees, Sellers shall not (i) transfer or cause to be transferred from the Business any Employee or agent thereof, (ii) offer employment for any period on or after the Closing Date to any such employee or agent regarding whom Buyer makes offers of employment (if any); provided, that Sellers may offer employment to each of the Employees listed in Section 7.4 of the Disclosure
Schedule if such Employee declines employment with Buyer or its Affiliates or Buyer and its Affiliates do not offer to employ such Employee, (iii) otherwise attempt to persuade any such person to terminate his or her relationship with the Business, or (iv) except for Employees who are not Transferred Employees, make any change in compensation of the employees of Sellers or any of their Affiliates rendering services to the Business, other than changes made, in the case of employees other than officers, in accordance with normal compensation practices and consistent with past compensation practices and Sellers shall promptly notify Buyer regarding any such changes.

         7.5. Notification of Certain Matters. During the period prior to the Closing Date, Sellers will promptly advise Buyer in writing of (i) any Material Adverse Effect, (ii) any written notice or, to the knowledge of Sellers, other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, or (iii) to the knowledge of Sellers, any default under any Seller Agreement or event that, with notice or lapse of time or both, would become such a default on or prior to the Closing Date. During the period prior to the Closing Date, Buyer will promptly advise Sellers in writing of any written notice or, to the knowledge of Buyer, other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

         7.6. Insurance. Until the Closing, Sellers shall maintain or cause to be maintained in force (including necessary renewals thereof) insurance policies against risk and liabilities to the extent and in the matter heretofore maintained by Sellers with respect to the Business and the Purchased Assets.

         7.7. New Contracts and Other Assets. Without limiting Sellers' obligation to comply with Section 7.4, Sellers shall promptly furnish to Buyer copies of all Contracts for or relating to the Business that are entered into on or after the date hereof, and Sellers shall promptly furnish to Buyer a description of all other assets for or relating to the Business in which any Seller or any of Sellers' Affiliates acquires an interest on or after the date hereof, and Sellers shall appropriately supplement the Disclosure Schedule to include such new Contracts and other assets and Sellers and Buyer shall appropriately supplement Sections 2.2(b), 2.2(c), 2.2(d), 2.2(e), 2.2(f), 2.2(g) and 2.2(i) of the Disclosure Schedule, as applicable, to include such new Contracts and other assets as Purchased Assets, unless prior to the Closing Buyer in its sole discretion indicates otherwise.

         7.8. Ethicon Agreement. Parent and Buyer shall cooperate and use their commercially reasonable efforts to obtain on behalf of Buyer an agreement (the "Ethicon Agreement") directly from Ethicon, Inc. ("Ethicon") pursuant to which Ethicon will supply Vicryl to Buyer and its Affiliates after the Closing. The Ethicon Agreement shall be in form and substance reasonably acceptable to Buyer. The parties acknowledge and agree that Buyer shall not be obligated to enter into an Ethicon Agreement, except as Buyer shall determine in its sole discretion.

         7.9. Bankruptcy Court Approvals. Sellers shall as soon as practicable use their commercially reasonable efforts to obtain an order of the Bankruptcy Court approving the Bidding Procedures, including payment of the Reimbursed Expenses to Buyer as set forth therein, and approving Section 8.5 hereof. Sellers shall use their commercially reasonable efforts to obtain Bankruptcy Court approval, in the form of the Bankruptcy Court Order, of the transactions described herein.

         7.10. Delivery of Disclosure Schedule. The parties have agreed to execute and deliver this Agreement prior to completion and delivery of the Disclosure Schedule. Sellers will use their best efforts to prepare and deliver to Buyer the Disclosure Schedule together with all supporting agreements and documents related to the information disclosed therein, as promptly as practicable (but in no event later than ten days after the date hereof) in a form and substance reasonably satisfactory to Buyer in all respects (and the parties hereto acknowledge and agree that it is reasonable for Buyer to reject the Disclosure Schedule in the event that the Disclosure Schedule as delivered by Sellers includes or should include, for accuracy and completeness (based upon Buyer's investigation performed through the date of delivery of the Disclosure Schedule), any materially adverse information, in which event the Disclosure Schedule shall be deemed not delivered and Sellers shall be in breach of this
Section 7.10).

         7.11. Agreements Relating to DermEquip Loan. Buyer shall use commercially reasonable efforts to cause Parent to be fully released, effective as promptly as practicable after the Closing, from all of its obligations under that certain Guaranty, dated as of August 8, 1997 (the "Guaranty"), executed by Parent in favor of The Chase Manhattan Bank (the "Bank"). After the Closing, Buyer shall not, and shall not permit any of its Affiliates to, renew, extend or increase the principal amount of the loan evidenced by that certain Agreement, dated as of August 12, 1997, between the Bank and DermEquip, without providing Parent with evidence that the Guaranty has been released with respect to Parent. Buyer and Parent shall each use commercially reasonable efforts to negotiate and enter into (or cause their respective Affiliates and DermEquip, as appropriate, to enter into) an appropriate agreement (the "Contribution Termination Agreement"), which shall be effective at the time Parent is released from its obligations under the Guaranty, and which shall (i) terminate any obligations of Parent under, or any obligations of DermEquip or Smith & Nephew plc, a United Kingdom company ("Buyer Parent"), to Parent under, that certain Indemnity, Subrogation and Contribution Agreement, dated as of August 8, 1997, among Parent, Buyer Parent and DermEquip, (ii) terminate that certain Security Agreement, dated as of August 8, 1997, between DermEquip and Parent, and (iii) terminate that certain Pledge Agreement, dated as of August 8, 1997, by Buyer in favor of Parent.

         7.12. Efforts to Agree to Certain Contracts. Buyer and Parent shall each use commercially reasonable efforts to negotiate and enter into (or cause their respective Affiliates to enter into) effective at the Closing, the following agreements, each of which shall be in form and substance reasonably acceptable to each party thereto:

               (a) Manufacturing and Supply Agreement between Buyer and Parent (the "Manufacturing and Supply Agreement") pursuant to which Buyer shall have access, free of charge, to all manufacturing equipment, raw materials and other materials owned or held by Parent or any of its Affiliates that are required to perform Buyer's obligations under the Manufacturing and Supply Agreement and shall manufacture (i) collagen and NouriCel and collagen and NouriCel products for and on behalf of Parent in connection with Parent's existing arrangements with third parties at the current supply prices from Dermagraft JV to Parent for a period ending no later than December 31, 2003 (and Parent shall be permitted to assign its rights thereunder relating to collagen to Inamed Corporation so long as Inamed Corporation assumes all of Parent's liabilities and obligations relating thereto) and (ii) pilot-scale quantities (i.e., no more than are necessary to support pre-clinical and clinical trials) of those products currently so produced by Dermagraft JV on behalf of Parent relating to periodontal, cardiovascular and other uses of such products in the ATS Business at full manufacturing cost for a period of no more than three years;

               (b) ATS Intellectual Property License Agreement between Buyer or its Affiliates and Parent or its Affiliates, as applicable (the "ATS Intellectual Property License Agreement"), pursuant to which Parent or such Affiliates shall grant to Buyer (or its designated Affiliates) an exclusive (within the field of use defined by the Business), worldwide, royalty-free (and fully paid in connection with the transactions contemplated by this Agreement) and assignable (with the right to sublicense) license with respect to the Retained Patent or Software which is used in or held for use in or relating to the Business but is not included in the Purchased Assets. The term of such license shall be, in the case of the Retained Patent, for the life of the Retained Patent and, in the case of Software, indefinitely;

               (c) Business Intellectual Property License Agreement between Buyer and Parent or their respective Affiliates, as applicable (the "Business Intellectual Property License Agreement"), pursuant to which Buyer or its Affiliates shall grant to Parent (or certain designated Affiliates of Parent) an exclusive (other than the field of use defined by the Business) worldwide, royalty-free (and fully paid in connection with the transactions contemplated by this Agreement) and assignable (with the right to sublicense) license with respect to all Intellectual Property (other than Trademarks) or Software that is included in the Purchased Assets (other

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than the Cartilage Assets, which are governed by Section 7.15) and that is also used in or held for use in or relating to the ATS Business. The term of such license shall be, in the case of Patents, for the life of the Patent and, in the case of all other such Intellectual Property, indefinitely;

               (d) ATS Primary Assets Agreement between Buyer and Sellers or their respective Affiliates, as applicable (the "ATS Primary Assets Agreement"), pursuant to which Parent or its Affiliates shall grant to Buyer (or certain designated Affiliates of Buyer) the right to use at no charge any of the ATS Primary Assets reasonably designated by Buyer which do not constitute Software for a period of time to be agreed among the parties;

               (e) Business Primary Assets Agreement between Buyer and Parent or their respective Affiliates, as applicable (the "Business Primary Assets Agreement"), pursuant to which Buyer or its Affiliates shall grant to Parent (or certain designated Affiliates of Parent) the right to use at no charge any of the Business Primary Assets reasonably designated by Parent which do not constitute Software for a period of time to be agreed among the parties;

               (f) Transition Services Agreement between Buyer and Sellers or each of their respective Affiliates, as applicable (the "Transition Services Agreement"), pursuant to which Buyer and Sellers or such Affiliates shall provide transition services reasonably requested by such other party, including the provision by Buyer to Sellers of reasonable access to master cell banks and working cell banks in limited quantities to be mutually agreed upon, in each case for products that do not compete, directly or indirectly, with the Business; and

               (g) Waiver and Release Agreement among Buyer, Parent, ATS Dermagraft and ATS Orthopedics (the "Waiver and Release Agreement") pursuant to which Buyer and its Affiliates, on the one hand, and Parent, ATS Dermagraft and ATS Orthopedics and each of their Affiliates, on the other hand, waive and release any claims each party may have against the other relating to the Dermagraft JV, the SNATS Partnership or DermEquip, other than any claims arising out of this Agreement.

         7.13. Termination of Current Agreements. Each of Parent and Buyer shall, and shall cause each of their Affiliates (including for this purpose, Dermagraft JV and DermEquip) who are parties to any of the agreements referenced in this Section to, execute and deliver at the Closing an agreement, in form and substance reasonably acceptable to each of Parent and Buyer (the "Termination Agreement Relating to Current Agreements"), acknowledging and agreeing that each of the following agreements and all of the parties' rights and obligations thereunder, are terminated in their entirety effective at the Closing: (i) Heads of Agreement, dated as of April 29, 1996, between Parent and Buyer Parent; (ii) Agreement of General Partnership of Dermagraft U.S., dated as of April 29, 1996, between ATS Dermagraft and Buyer, (iii) Agreement of General Partnership of Dermagraft International, dated as of April 29, 1996, between ATS Dermagraft and Buyer; (iv) Heads of Agreement, dated as of January 14, 1998, among ATS Dermagraft, Buyer, Parent and Buyer Parent; (v) Heads of Agreement, dated as of August 6, 1998, between Parent and Buyer Parent; (vi) Amendment to Agreements of General Partnership of Dermagraft U.S. and Dermagraft International, effective as of January 1, 1999, between ATS Dermagraft and Buyer, and acknowledged by Parent and Buyer Parent; (vii) Stand Alone Joint Venture For Dermagraft(R), TransCyte(TM) and Other Wound Applications of the Technology, effective as of January 1, 1999, between ATS Dermagraft and Buyer; (viii) Term Sheet (2/21/00)

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between Parent and Buyer Parent; (ix) First Amendment to the Term Sheet dated
February 21, 2000 Restructuring Certain Terms of the Dermagraft Joint Venture between Parent and Buyer Parent; (x) U.S. License Agreement, dated as of April 29, 1996, between ATS Dermagraft and Dermagraft JV, as successor in interest to Dermagraft U.S.; (xi) ATS Parent License Agreement for U.S. License Agreement, dated as of March 11, 1997, with a retroactive effective date of April 29, 1996, between Parent and ATS Dermagraft; (xii) U.K. License Agreement, dated as of April 29, 1996, between ATS Dermagraft and TJS&N ; (xiii) International License Agreement, dated as of April 29, 1996, among ATS Dermagraft, TJS&N and Dermagraft JV, as successor in interest to Dermagraft International; (xiv) ATS Parent License Agreement for International and U.K. License Agreements, dated as of March 11, 1997, with a retroactive effective date of April 29, 1996, between Parent and ATS Dermagraft; (xv) DermEquip, L.L.C. Limited Liability Company Agreement, dated as of June 6, 1997, among DermEquip, Buyer and ATS Dermagraft; and (xvi) Equipment Lease dated as of August 8, 1997, as amended or supplemented, between Parent, as lessee, and DermEquip, as lessor (and any other leasing agreement between the parties where DermEquip is the lessor).

       7.14. Dermagraft JV Loan to ATS. Buyer and Parent shall each use commercially reasonable efforts to negotiate and enter into and cause the Dermagraft JV to enter into appropriate documentation (the "Dermagraft JV Loan Termination Documentation") pursuant to which Parent will be fully released, effective at the Closing, from its obligations to repay that certain loan secured by Inventory (the "ATS Dermagraft Loan") which was made by the Dermagraft JV to Parent pursuant to that certain Term Sheet (2/21/00), between Parent and Buyer Parent, as amended by the First Amendment to the Term Sheet dated February 21, 2000 Restructuring Certain Terms of the Dermagraft Joint Venture. The Dermagraft JV Loan Termination Documentation shall be in form and substance reasonably acceptable to Buyer and Parent.

       7.15. Cessation of Operations of the SNATS Partnership. ATS Orthopedics and Buyer shall cooperate and mutually agree to cease operations and dissolve the SNATS Partnership, effective on the Closing Date, pursuant to (i) the terms of this Agreement, (ii) Section 12.4.2 of that certain Agreement of General Partnership of SNATS Partnership, dated as of November 25, 1994, as amended by that Amendment to Partnership Agreement, dated as of July 31, 1995 (the "SNATS Partnership Agreement"), between ATS Orthopedics and Buyer, and (iii) a Termination Agreement - SNATS Partnership between ATS Orthopedics and Buyer to be in form and substance reasonably acceptable to the parties thereto (the "SNATS Revised Agreement"). The SNATS Revised Agreement shall (i) include appropriate agreements between the parties to the SNATS Partnership Agreement (or their Affiliates) that specifically set forth the rights and obligations of the parties generally contemplated by Section 12.4 of the SNATS Partnership Agreement (ii) include one or more licenses from Buyer or its Affiliates to Sellers or their Affiliates of any Intellectual Property (other than Trademarks) included in the Cartilage Assets being transferred to Buyer pursuant to this Agreement in accordance with Section 12.4.2 of the SNATS Partnership Agreement (i.e., non-exclusive, worldwide, perpetual and with no restrictions on use and subject only to royalties as described in such Section 12.4.2), (iii) include or contemplate the assignment by Sellers or their Affiliates to Buyer or its Affiliates of all rights and interests in the MIT Licenses and (iv) set forth the termination date, as applicable, for each agreement executed by ATS Orthopedics, Buyer, or their respective Affiliates, involving or relating to the SNATS Partnership. To the extent that any conflict exists between the terms of

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the SNATS Partnership AgreemFent and this Agreement or the SNATS Revised
Agreement, this Agreement and the SNATS Revised Agreement shall govern the terms of such cessation and dissolution and the parties' respective rights thereafter.

       7.16. Real Property Lease. Parent and Buyer shall cooperate and use their commercially reasonable efforts to (i) obtain on behalf of Buyer, a lease agreement (the "Lease Agreement") directly from 10933 North Torrey Pines, LLC, a Delaware limited liability company ("Lessor") pursuant to which Buyer may occupy the premises currently occupied by Parent pursuant to that certain Standard Industrial Lease--Multi-Tenant, dated as of September 25, 1989, as amended, between Lessor and Parent, as tenant, and that certain Industrial Lease, dated as of September 13, 1993, as amended, between Lessor and Parent, as tenant (collectively, the "Current Lease"), after the Closing, and (ii) obtain on behalf of Parent a termination agreement (the "Lease Termination Agreement") executed by Lessor pursuant to which the Current Lease is terminated effective at the Closing. The Lease Agreement shall be in form and substance reasonably acceptable to Buyer and the Lease Termination Agreement shall be in form and substance reasonably acceptable to each of Parent and Buyer. Buyer and Parent hereby agree that prior to the Closing Buyer may, in its sole discretion, pay any amounts under the Current Lease as Buyer determines are necessary or desirable to avoid or cure any default by Parent thereunder and such amounts paid by Buyer shall reduce the Purchase Price in accordance with Section 3.1(b)(iv)(A).

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

       8.1. Covenant Not to Compete or Solicit Business. (a) In furtherance of the sale of the Equity Interests, the Purchased Assets and the Business to Buyer hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Equity Interests, the Purchased Assets and the Business so sold, each of Parent and ATS Dermagraft covenants and agrees that, for a period ending on the third anniversary of the Closing Date, neither Parent, ATS Dermagraft nor any of their respective Affiliates shall directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, or otherwise carry on, any business competitive with the Business in the United States or anywhere else in the world where the Business is being conducted on the date hereof or planned to be conducted in the next 12 months; provided, however, that nothing set forth in this Section 8.1 shall prohibit Sellers or their respective Affiliates from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the Nasdaq national market system.

            (b) Each of Parent and ATS Dermagraft covenants that neither it nor any of its Affiliates will for a period ending on the first anniversary of the Closing Date, induce or attempt to persuade any Employee, agent, or customer of the Business to (i) terminate such employment, agency or business relationship in order to enter into any such relationship for, with or on behalf of Parent or ATS Dermagraft or any of their respective Affiliates or (ii) otherwise engage in activities in competition with the Business; provided, however, that the solicitation or recruitment prohibitions of this Section 8.1(b) shall not be breached by any general solicitation

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

by Parent, ATS Dermagraft or any of their respective Affiliates that is not specifically directed to any such Employee.

            (c) Subject to Section 8.4, Buyer covenants that neither it nor any of its Affiliates will for a period ending on the first anniversary of the Closing Date, induce or attempt to persuade any employee, agent, or customer of Parent or ATS Dermagraft to terminate such employment, agency or business relationship in order to (i) enter into any such relationship for, with or on behalf of Buyer or any of its Affiliates or (ii) otherwise engage in activities in competition with the ATS Business; provided, however, that the solicitation or recruitment prohibitions of this Section 8.1(c) shall not be breached by any general solicitation by Buyer or any of its Affiliates that is not specifically directed to any such employee of Parent or ATS Dermagraft.

            (d) Each of Parent and ATS Dermagraft covenants and agrees that neither it nor any of its Affiliates (unless subject to a confidentiality agreement in form and substance reasonably satisfactory to Buyer) will divulge (in any circumstance) or make use (other than outside the scope of the Business) of any Trade Secrets or other confidential information of the Business or related to the Purchased Assets (other than to disclose such secrets and information to Buyer or its Affiliates).

            (e) In the event Buyer, Parent or ATS Dermagraft or any of their respective Affiliates violates any of its obligations under this Section 8.1, the non-violating party may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Buyer and Sellers acknowledge that a violation of this Section 8.1 may cause the non-violating party irreparable harm that may not be adequately compensated for by money damages. Buyer and Sellers therefore agree that in the event of any actual or threatened violation of this Section 8.1, the non-violating party shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against each violating party or any Affiliate of each violating party to prevent any violations of this Section 8.1, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 8.1 shall also be entitled to receive reasonable attorneys' fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.1, any term, restriction, covenant or promise in this Section 8.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

       8.2. Taxes. (a) Sellers shall be liable for and shall pay or cause to be paid all Tax liabilities of Seller (whether assessed or unassessed) applicable to the Equity Interests, the Business and the Purchased Assets attributable to periods (or portions thereof) ending on or prior to the Closing Date. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Equity Interests, the Business and the Purchased Assets attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this paragraph (a), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning on the day after the Closing Date except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

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

            (b) Notwithstanding Section 8.2(a), any Tax attributable to the sale or transfer of the Equity Interests or the Purchased Assets and not exempted under the Bankruptcy Court Order or by Section 1146(c) of the Bankruptcy Code ("Transfer Taxes") shall be borne by Sellers. Sellers shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes; provided, however, that in the event any such Tax Return requires execution by Buyer, Sellers shall prepare and deliver to Buyer a copy of such Tax Return at least ten days before the due date thereof, and Buyer shall promptly execute such Tax Return and deliver it to Sellers, which shall cause it to be filed.

            (c) Sellers or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section
8.2. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

       8.3. Discharge of Liabilities. (a) Each Seller covenants and agrees that it will pay and discharge, and hold Buyer, its shareholders, officers and directors harmless from, each and every liability and obligation of Sellers in respect of the Equity Interests, the Business or the Purchased Assets arising from events occurring on or prior to the Closing Date, excepting only those liabilities and obligations expressly assumed by Buyer at the Closing pursuant to this Agreement or the Instrument of Assumption delivered to Sellers, it being understood and agreed that Buyer is assuming no liabilities or obligations of Sellers or any of their Affiliates other than liabilities and obligations so expressly assumed by Buyer.

            (b) Buyer covenants and agrees that it will pay and discharge, and hold each Seller, its estate and its shareholders, officers and directors harmless from, each and every liability and obligation of Buyer in respect of the Equity Interests, the Purchased Assets, the Assumed Liabilities or the Business (excluding the Excluded Assets and Excluded Liabilities) arising from events occurring after the Closing Date unless otherwise set forth herein.

       8.4. Employees and Employee Benefit Plans. (a) Buyer shall offer employment to commence as of the Closing Date to the Employees listed on Section 8.4(a) of the Disclosure Schedule, as amended by Buyer from time to time in its reasonable discretion. Sellers shall use all reasonable efforts as reasonably requested by Buyer to assist Buyer in its efforts to hire the employees receiving offers under this Section 8.4(a). In the case of any offeree who is in inactive status or otherwise absent from employment on the Closing Date, Buyer may, to the extent permitted by law, condition such offer upon the offeree's reporting to work within twelve weeks after the Closing Date, or if absent by reason of short-term disability, injury or illness, within the period prescribed by the applicable Seller's short-term disability plan and with acceptable medical release for regular work or work with reasonable accommodation, or if absent on statutory leave such as maternity or parental leave within the period prescribed by the applicable statute for such leave. Following acceptance of offers made by Buyer pursuant to this Section 8.4(a), Buyer shall provide written notice thereof to Sellers and Sellers shall transfer to Buyer, to the extent permitted by law, all files and Employee records of Employees accepting such offers (the "Transferred Employees"). The employment of each Transferred Employee with Buyer shall be considered effective and his or her employment by Sellers shall terminate

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

and transfer to Buyer on the Closing Date. For periods prior to Closing, with respect to Employees, Sellers shall retain the sole responsibility for and control over all matters relating to the maintenance of personnel and payroll records, the withholding and payment of federal, state and local income and payroll taxes, the payment of workers' compensation and unemployment compensation insurance, salaries, wages and pension, welfare and other employee and fringe benefits, hiring and firing and the conduct of all other matters relating to labor relations. Sellers shall be solely responsible for all liabilities and obligations relating to or arising from any right of any Employee to receive compensation for or because of the termination of his or her employment with Sellers or their Affiliates. Buyer shall be responsible for all liabilities and obligations to the Transferred Employees relating to or arising from any right of any such employee to receive compensation for or because of the termination of his or her employment with Buyer. Sellers shall retain liability for compliance with all applicable labor and employment laws relating to the Employees in connection with their employment by Sellers or any of their Affiliates.

             (b) Sellers shall retain all liabilities under their employee benefit plans, programs, agreements and arrangements, including (i) any liabilities relating to any noncompliance with applicable laws, including ERISA and the Code, and (ii) any liabilities that arise as a result of Seller's joint and several liability through its relationship with an Affiliate.

             (c) Sellers shall be responsible for all liabilities and obligations relating to or arising with respect to (i) any former employee who is no longer employed by Sellers or any of Sellers' Affiliates as of the Closing Date, including any person who has retired or terminated employment on or prior to the Closing Date, and (ii) with respect to any act or omission relating to the employment of any person and occurring on or prior to the Closing Date.

             (d) Buyer will become the sole beneficiary of any innovation or similar agreements of any Transferred Employees, as such relate to the Business or the Cartilage Business.

             (e) Sellers shall comply with all notice and other requirements under the WARN Act and any Requirements of Law with respect to actions taken by Sellers. In the event that, between the date hereof and the Closing Date, there is any Employee (each, an "Affected Employee") whose employment is terminated, whose work hours are reduced, who is laid off or who otherwise experiences an "employment loss," within the meaning of the Workers Adjustment and Retraining Notification Act (the "WARN Act"), Sellers shall promptly notify Buyer of (i) each Affected Employee's site of employment, date of employment loss and nature of employment loss and (ii) the total number of employees at each site of employment listed in response to clause (i) immediately prior to the ninety-day period ending on the Closing Date. Sellers shall provide such additional information, which, to the knowledge of Sellers, shall be true and accurate in all respects, that is reasonably requested by Buyer with respect to current and former employees of Sellers (to the extent employed with respect to the Business), and shall, at Buyer's request and in the manner reasonably directed by Buyer, provide, or assist Buyer in providing, notice to some or all Employees in accordance with the WARN Act. In any termination, layoff or plant closing by Buyer affecting any Transferred Employee after the Closing Date, Buyer shall comply fully with the WARN Act and all Requirements of Law. Buyer shall notify Parent of any alleged violation of the WARN Act with respect to the

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Transferred Employees and will provide information that is reasonably requested by Parent with respect to such alleged violation; provided that such requested information is not privileged or protected by rights to privacy.

              (f) Sellers shall be responsible for satisfying "continuation coverage" requirements for all "group health plans" under COBRA or any similar state or local statutes or regulations for all Transferred Employees. Sellers shall offer "continuation coverage" under its "group health plans" to all Transferred Employees and shall comply with all notice and other requirements under COBRA or any similar state or local statutes or regulations so that Buyer shall have no liability or obligation under COBRA or any similar state or local statutes or regulations as a result of event occurring on or prior to the Closing Date or as a result of the transactions contemplated under this Agreement to the Transferred Employees or to any other current or former employee of Sellers (to the extent employed with respect to the Business) or any of their respective beneficiaries.

              (g) Subject to the approval of the Bankruptcy Court, if Bankruptcy Court approval is required, as soon as practicable following the Closing Date, Sellers or their Affiliates shall (i) pay to all Transferred Employees all compensation, bonus, and accrued but unused vacation and holiday compensation to which they are entitled, and (ii) accrue under Sellers' Benefit Plans or Requirements of Law all employee benefits to which they are entitled under the terms thereof, pro rated for the period ending on the Closing Date.

         8.5. Reimbursed Expenses. (a) In consideration of Buyer's entering into this Agreement, and in recognition of the benefits that it provides Sellers in seeking to sell the Business for the highest and best offer at the Auction, Sellers agree (in addition to all other rights and remedies as Buyer may have hereunder) to pay Buyer up to $300,000 of Buyer's reasonable out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement (the "Reimbursed Expenses") under the circumstances described below:

              (i) Sellers shall pay Buyer the Reimbursed Expenses if Sellers select a Person other than Buyer as the successful bidder (the "Successful Bidder") pursuant to the Sale Procedures Order and, in such event, Sellers shall pay the Reimbursed Expenses as provided in the Sale Procedures Order; or

              (ii) Sellers shall pay Buyer the Reimbursed Expenses if this Agreement is terminated pursuant to Section 11.1(b), Section 11.1(c),
         Section 11.1(d) (unless Buyer is in material breach of any of its obligations under this Agreement and if Sellers are not in material breach of any of their obligations under this Agreement), Section 11.1(e), Section 11.1(f), Section 11.1(g), Section 11.1(j), or Section 11.1(k) and, in such event, Sellers shall pay the Reimbursed Expenses within two business days after the termination of this Agreement.

              (b) Except as provided in the Sale Procedures Order, any payment by Sellers of all or a portion of the Reimbursed Expenses shall be by wire transfer of immediately available funds to an account specified in writing by Buyer.

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

         8.6. Administrative Claims. Subject to the approval of the Bankruptcy Court, if Bankruptcy Court approval is required, all amounts to be paid to Buyer pursuant to this Agreement shall constitute an allowed administrative expense claim with priority over any and all administrative expenses of the kind specified in Sections 503, 507 and 1114 of the Bankruptcy Code, and shall be, at Buyer's option and except as otherwise permitted by this Agreement, (i) immediately payable if and when any such obligation of Sellers arises under this Agreement or the Sale Procedures Order, or (ii) credited against any amounts owed by Buyer to Sellers pursuant to this Agreement.

                                   ARTICLE IX

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

              The obligations of Buyer under this Agreement shall, at the option of Buyer (if permissible), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         9.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Sellers in the performance of any of their covenants and agreements herein; each of the representations and warranties of Sellers contained or referred to herein shall be true and correct in all material respects on the Closing Date (except, in each case, those representations and warranties that are qualified by materiality which shall be true and correct in all respects) as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by Section 7.4; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of each Seller by the President of each Seller.

         9.2. No Changes or Destruction of Property. Between the date hereof and the Closing Date, there shall have been (a) no Material Adverse Effect; (b) no federal or state legislative or regulatory change affecting the Business (excluding the Excluded Assets and the Excluded Liabilities) or its products or services where such change would constitute a Material Adverse Effect; or (c) no damage to the Purchased Assets by fire, flood, casualty, act of God or public enemy or other cause, regardless of insurance coverage for such damage where such damage would constitute a Material Adverse Effect; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date and signed on behalf of each Seller by the President of each Seller.

         9.3. No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

         9.4. Bankruptcy Court Order. The Bankruptcy Court Order shall have been entered and shall be in full force and effect, and all conditions contemplated by the Bankruptcy Court Order to consummate the transactions contemplated hereby shall have been satisfied or waived.

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         9.5.  Necessary Governmental Approvals. Except to the extent not obviated by the Bankruptcy Court Order, the parties shall have received all approvals and actions of or by all Governmental Authorities that in the judgment of Buyer are necessary to consummate the transactions contemplated hereby, which are either (a) specified in Section 5.3 of the Disclosure Schedule or (b) otherwise required to be obtained prior to the Closing by applicable Requirements of Law and which is material to the transactions contemplated hereby or the continued operation of the Business.

         9.6. Necessary Consents. Except to the extent not obviated by the Bankruptcy Court Order, Sellers shall have received all required consents, in form and substance reasonably satisfactory to Buyer in all respects, to the transactions contemplated hereby from the other parties to all Seller Agreements and to the extent necessary to validly assign to Buyer the Governmental Permits, Intellectual Property and Software which are used in or held for use in or relating to the Business or the Purchased Assets, including as set forth in Sections 2.2(c), 2.2(d), 2.2(e), 2.2(f), 2.2(g) and 2.2(i) of the Disclosure
Schedule, respectively, and which are material to the Business.

         9.7. Deliveries. Each of the deliveries required to be made to Buyer pursuant to Section 4.4 shall have been so delivered.

         9.8. Disclosure Schedule. Sellers shall have delivered to Buyer the Disclosure Schedule and such Disclosure Schedule and the form and substance of the information reflected therein shall be reasonably satisfactory to Buyer in all respects.

         9.9. Real Property Lease. The parties shall have satisfied each of the conditions set forth in Section 7.16 and the Lease Agreement and Lease Termination Agreement shall be in form and substance reasonably acceptable to Buyer. The parties acknowledge and agree that Buyer shall not be obligated to enter into a Lease Agreement, except as Buyer shall determine in its sole discretion.

                                   ARTICLE X

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

               The obligations of Sellers under this Agreement shall, at the option of Sellers (if permissible), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         10.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date (except, in each case, those representations and warranties that are qualified by materiality which shall be true and correct in all respects) as though made on the Closing Date; and there shall have been delivered to Sellers a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by the President or any Vice President of Buyer.

         10.2. No Restraint or Litigation. No action, suit or proceeding by any Governmental Authority shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

         10.3. Bankruptcy Court Order. The Bankruptcy Court Order shall have been entered and shall be in full force and effect, and all conditions contemplated by the Bankruptcy Court Order to consummate the transactions contemplated hereby shall have been satisfied or waived.

         10.4. Necessary Governmental Approvals. Except to the extent not obviated by the Bankruptcy Court Order, the parties shall have received all approvals and actions of or by all Governmental Authorities necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Law.

         10.5. Deliveries. Each of the deliveries required to be made to Sellers pursuant to Section 4.3 shall have been so delivered.

         10.6. Real Property Lease Termination. If Buyer shall have entered into the Lease Agreement, then Parent shall have entered into the Lease Termination Agreement with Lessor with respect to the Current Lease. The parties acknowledge and agree that Parent shall not enter into the Lease Termination Agreement unless Buyer has entered into the Lease Agreement.

                                   ARTICLE XI

                                   TERMINATION

         11.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

               (a) by the mutual consent of Buyer and Sellers;

               (b) by Buyer if the Sale Procedures Order has not been entered by the Bankruptcy Court within 35 days after the Filing;

               (c) by Buyer if the Bankruptcy Court Order has not been entered within 60 days after the Filing, provided that the failure of the Bankruptcy Court Order to be entered by such date shall not have been caused by, or result from, actions by Buyer;

               (d) by Buyer if the Closing shall not have occurred within 75 days after the Filing, provided that the failure of the Closing to occur by such date shall not have been caused by, or result from, a breach of this Agreement by Buyer;

               (e) by Buyer in the event of any material breach by Sellers of any of Sellers' agreements, representations or warranties contained herein and the failure of Sellers to cure such breach within seven days after receipt of written notice from Buyer requesting such breach to be cured;

               (f) by Buyer if Sellers' completed Disclosure Schedule has not been delivered to Buyer within 10 days after the date hereof or if Buyer is not reasonably satisfied in all respects with the form or substance of the information disclosed therein, including if the Disclosure Schedule includes or should include, for accuracy and completeness (based upon Buyer's investigation performed through the date of delivery of the Disclosure Schedule), any materially adverse information;

               (g) by Buyer if the form of each of the Ancillary Agreements have not been agreed upon by the relevant parties thereto within 30 days after the date hereof, or such other date as the Bankruptcy Court shall determine;

               (h) by Sellers in the event of any material breach by Buyer of any of Buyer's agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within seven days after receipt of notice from Sellers requesting such breach to be cured;

               (i) automatically if Sellers select a Person other than Buyer as the Successful Bidder;

               (j) by Buyer if Buyer shall not be reasonably satisfied with its business, legal, environmental and financial due diligence review of Sellers, Dermagraft JV, DermEquip, the Equity Interests, the Purchased Assets and the Business; provided that, this Section 11.1(j) shall terminate on the fifteenth day after Sellers have delivered to Buyer a full and complete Disclosure Schedule pursuant to the terms of Section 7.10; or

               (k) by Buyer if an Event of Default (as defined in the Loan Agreement) has occurred and is continuing.

         11.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give notice of such termination to the other parties to this Agreement.

         11.3. Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article XI, (i) all further obligations of the parties under this Agreement (other than Sections 8.5, 8.6, 12.2 and 12.10) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement and (ii) all agreements between or among Buyer and/or any of its Affiliates on the one hand, and any of Dermagraft JV, DermEquip, SNATS Partnership, any Seller or any of Sellers' Affiliates, on the other hand, and all agreements between or among any Seller or any of Sellers' Affiliates on the one hand, and any of Dermagraft JV, DermEquip, SNATS Partnership or Buyer or any of its Affiliates, on the other hand, shall remain in full force and effect, and nothing herein is intended or shall be deemed to waive, suspend or terminate any rights, remedies or obligations of the parties under such agreements.

                                   ARTICLE XII

                               GENERAL PROVISIONS

         12.1. Survival of Obligations; Indemnity. (a) All representations and warranties contained in this Agreement shall terminate upon the Closing and each of the covenants and agreements contained in this Agreement which contemplate performance after the Closing Date shall survive the consummation of the transactions contemplated by this Agreement.

           (b) For a period of one year from the Closing Date, Sellers shall indemnify Buyer for liabilities or expenses incurred by Buyer with respect to Excluded Liabilities; provided that the aggregate indemnification obligations of Sellers pursuant to this Section 12.1(b) shall not exceed $1,000,000. Any such indemnification amount shall constitute administrative expenses of Sellers under
Section 503(b) and 507(a) of the Bankruptcy Code.

     12.2. Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information that it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Sellers, to their counsel, accountants or financial advisors). No party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Equity Interests and the Purchased Assets and the enforcement of its rights hereunder and under the Ancillary Documents; provided, however, that after the Closing Buyer may use or disclose any confidential information included in the Equity Interests and the Purchased Assets and may use other confidential information that is otherwise reasonably related to the Business or the Purchased Assets for purposes of the conduct of the Business. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information that (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, including the Bankruptcy Proceedings and the Sale Procedures Order, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

     12.3. No Public Announcement. Neither Sellers nor Buyer shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or regulation, including as may be required by the Bankruptcy Proceedings and the Sale Procedures Order, or the rules of any stock exchange or the Nasdaq national market system, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

     12.4. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be given or delivered by personal delivery, by registered or certified mail (first class postage prepaid) or by recognized private courier addressed as follows:

           If to Buyer, to:

           Smith & Nephew, Inc.
           1450 Brooks Road
           Memphis, Tennessee  38116
           Attention:  General Counsel
           with a copy to:

           Sidley Austin Brown & Wood
           Bank One Plaza
           10 South Dearborn Street
           Chicago, Illinois  60603
           Attention:  Kevin F. Blatchford

           If to Sellers, to:

           Advanced Tissue Sciences, Inc.
           10933 North Torrey Pines Road
           La Jolla, California  92037-1005
           Attention:  Chief Executive Officer

           with copies to:

           Gibson, Dunn & Crutcher LLP
           4 Park Plaza
           Irvine, California  92614-8557
           Attention:  Craig Millet

           and

           Clifford Chance US LLP
           3811 Valley Centre Drive, Suite 200
           San Diego, California  92130
           Attention:  Faye H. Russell


or to such other address as such party may indicate by a notice delivered to the other party hereto.

           Any notice, consent, authorization, direction or other communication delivered as aforesaid shall be deemed to have been effectively delivered and received, if sent by recognized private overnight courier service, on the date following the date upon which it is delivered to such courier service, if sent by mail, on the earlier of the date of actual receipt or the fifth business day after deposit in the United States mail, or, if delivered personally, on the date of such delivery.

     12.5. Successors and Assigns; No Third Party Beneficiaries. (a) Subject to
Section 2.7, the rights of any party under this Agreement shall not be assignable by such party prior to the Closing without the written consent of the other, except that the rights of Buyer and TJS&N hereunder may be assigned prior to the Closing (in whole or in part), without the consent of Sellers, to any Affiliate of Buyer or TJS&N, as applicable; provided that (i) the assignee shall assume in writing the corresponding obligations of Buyer or TJS&N, as applicable, to Sellers hereunder, and (ii) neither Buyer nor TJS&N shall be released from any of its obligations hereunder by reason of such assignment.

           (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.5 any right, remedy or claim under or by reason of this Agreement.

     12.6. Access to Records after Closing. For a period of six years after the Closing Date, Sellers and their Representatives shall have reasonable access to all of the books and records of the Business transferred to Buyer hereunder to the extent that such access may reasonably be required by Sellers in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this
Section 12.6.

           For a period of six years after the Closing Date, Buyer and its Representatives shall have reasonable access to all of the books and records relating to the Business that Sellers or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by Sellers and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 12.6. If Sellers or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Sellers shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

     12.7. Entire Agreement; Amendments; Disclosure Schedule. This Agreement and the Exhibits and Disclosure Schedule referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

     12.8. Interpretation. Article titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Schedule and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Reference to the singular includes the plural and reference to the plural includes the singular, according to the context. Reference to the neuter gender includes the masculine and feminine where appropriate. References to any statute shall include any amendments thereto, any successor statutes and all regulations, rulings and orders promulgated thereunder, in effect at any applicable date of determination. Except as otherwise stated, reference to Articles, Sections, Exhibits, paragraphs and recitals means the Articles, Sections,

Exhibits, paragraphs and recitals of this Agreement. For purposes of this Agreement, (i) the words "including" or "includes" or similar terms used herein shall be deemed to be followed by the words "without limitation", whether or not such additional words are actually set forth herein, and (ii) the words "herein", "hereof", "hereto", and "hereunder" refer to this Agreement as a whole.

     12.9. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     12.10. Expenses. Except as otherwise provided herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

     12.11. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     12.12. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the Sellers and Buyer.

     12.13. Further Assurances. On the Closing Date, Sellers shall (i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of Sellers and their Affiliates in, to or under any or all of the Equity Interests, the Business and the Purchased Assets, and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Equity Interests, the Purchased Assets and the Business. From time to time following the Closing and subject to any approval of the Bankruptcy Court that may be required, Sellers shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary, and Sellers shall take all other actions as may be reasonably necessary, to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, the Equity Interests, the Business and the Purchased Assets, and to effect the transactions contemplated by this Agreement. In the case of licenses, certificates, approvals, authorizations, Contracts, leases, easements and other commitments included in the Purchased Assets (a) that cannot be transferred or assigned effectively without the consent of third parties, which consent has not been obtained prior to the Closing, Sellers shall, subject to any approval of the Bankruptcy Court that may be required, cooperate with Buyer in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, Sellers shall, subject to any approval of the Bankruptcy Court that may be required, use its reasonable best efforts to secure to Buyer the benefits thereof in some other manner, or (b) that are otherwise not transferable or assignable, Sellers shall, subject to any approval of the Bankruptcy Court that may be required, use its reasonable best efforts to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Sellers thereunder); provided, however, that nothing herein shall relieve Sellers of their obligations under Section 7.3 or relieve Sellers from liability for any breach, pursuant to the terms thereof, of their representations, warranties and covenants in this Agreement and the Ancillary Documents. Sellers shall also use their reasonable best efforts to cooperate with and assist Buyer in preparing and submitting any information required in connection with registrations and licenses that relate to periods of time before and after the Closing Date.

     On the Closing Date, Buyer shall deliver to Sellers such other instruments of assumption, in form reasonably satisfactory to Sellers and their counsel, as Sellers may reasonably request or as may be otherwise reasonably necessary to document Buyer's assumption of the Assumed Liabilities. From time to time following the Closing Buyer shall execute and deliver, or cause to be executed and delivered, to Sellers such other instruments of assumption as Sellers may reasonably request or as may be otherwise necessary, and Buyer shall take all other actions as may be reasonably necessary, to effect the transactions contemplated by this Agreement.

     12.14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

     12.15. Resolution of Disputes. Upon the Bankruptcy Court no longer having jurisdiction over this Agreement and the transactions contemplated hereby, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination or validity hereof ("Dispute") shall be finally settled by binding arbitration in New York, New York, administered by the CPR Institute under its commercial Arbitration Rules then in effect, as amended by this Agreement. The law applicable to the arbitration, including the administration and enforcement thereof, shall be the Federal Arbitration Act, 9 U.S.C. ss.ss. 1-16, as amended from time to time, and the law governing this Agreement. The cost of the arbitration, including the fees and expenses of the arbitrator(s), shall be shared equally by Buyer and Sellers. Each party shall bear the cost of preparing and presenting its case. The arbitration award ("Award") shall be presented to the parties in writing, and upon request of either Buyer or Sellers, shall specify the factual and legal bases for the Award. The Award may be confirmed and enforced in any court of competent jurisdiction. Any post-Award proceedings will be governed by the Federal Arbitration Act. Notwithstanding any of the foregoing, either Buyer or Sellers may, without inconsistency with this arbitration provision, apply to any court having jurisdiction hereof and seek interim provisional, injunctive or other equitable relief until the Award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or any Award, or to obtain interim relief, neither Buyer or Sellers nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of Buyer and Sellers.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.



                                  ADVANCED TISSUE SCIENCES, INC.

                                  By /s/ Arthur Benvenuto
                                     ------------------------
                                  Name: Arthur Benvenuto
                                  Title:


                                  ATS DERMAGRAFT, INC.



                                  By /s/ Arthur Benvenuto
                                     -------------------------
                                  Name: Arthur Benvenuto
                                  Title:



                                  ATS ORTHOPEDICS, INC.



                                  By /s/ Arthur Benvenuto
                                     -------------------------
                                  Name: Arthur Benvenuto
                                  Title:

                                  SMITH & NEPHEW SNATS, INC.

                                  By   /s/ Robert A. Lucas
                                    ---------------------------------------
                                  Name:  Robert A. Lucas
                                  Title: Assistant Secretary




                                  T. J. SMITH & NEPHEW LIMITED



                                  By   /s/ James Lawrence Dick
                                    ---------------------------------------
                                  Name:  James Lawrence Dick
                                  Title: Director